EXHIBIT 4.3
Shareholders Agreement, dated April 10, 2018, by and among Previdência Usiminas, Confab Industrial S.A., Metal One Corporation, Mitsubishi Corporation do Brasil, S.A., Nippon Steel & Sumitomo Metal Corporation, Nippon Usiminas Co., Ltd., Prosid Investments S.A., Ternium Argentina S.A., Ternium Investments S.à r.l., Usinas Siderúrgicas de Minas Gerais S.A.
SHAREHOLDERS AGREEMENT
This Shareholders Agreement (this “Agreement”) is executed on April 10, 2018 (the “Execution Date”), by and among:

1.
Previdência Usiminas (formerly known as Caixa dos Empregados da Usiminas), a Brazilian entity with its registered office at Rua Prof. José Vieira de Mendonça, 3011, 1° andar – Engenho Nogueira, 31310-260 - Belo Horizonte – MG, enrolled with the CNPJ under No. 16.619.488/0001-70 (“PU”);

2.
Confab Industrial S.A., a Brazilian company with its registered office at Rua Manoel Coelho nº 303, 7º andar, Conjunto 72, Centro São Caetano do Sul, 09510-100, São Paulo - SP, Brazil, enrolled with the National Register of Legal Entity (Cadastro Nacional de Pessoa Jurídica - CNPJ) under No. 60.882.628/0001-90 (“Confab”);

3.	Metal One Corporation, a Japanese company with its registered office at 7-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-7032, Japan, enrolled with the CNPJ under No. 05.733.199/0001-80 (“Metal One”);

4.
Mitsubishi Corporation do Brasil, S.A., a Brazilian company with its registered office at Avenida Paulista, 1294, 23rd floor, 01310-915, Sao Paulo -SP, Brazil, enrolled with the CNPJ under No. 61.090.619/0001-29 (“Mitsubishi”);

5.
Nippon Steel & Sumitomo Metal Corporation (formerly known as Nippon Steel Corporation), a Japanese company with its registered office at 6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8071, Japan, enrolled with the CNPJ under No. 05473.413/0001-07 (“NSSMC”);

6.	Nippon Usiminas Co., Ltd., a Japanese company with its registered office at 6-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan, enrolled with the CNPJ under No. 05.527.337/0001-75 (“NU”);

7.
Prosid Investments S.A., a Uruguayan company with its registered office at Luis Bonavita nº 1266, Torre IV, 2nd floor, Montevideo, Uruguay, enrolled with the CNPJ/MF under No. 014.759.342/0001-02 (“Prosid”);

8.	Ternium Argentina S.A. (formerly known as Siderar S.A.I.C.), an Argentine company with its registered office at Carlos M. Della Paolera 299, piso 16, C1001AAF, Buenos

JUR_SP - 29748010v10 60013.327811

Aires, Argentina, enrolled with the CNPJ/MF under No. 05.722.544/0001-80 (“Ternium Argentina”);

9.
Ternium Investments S.à r.l., a Luxembourg company with its registered office at 29, avenue de la Porte-Neuve, L-2227 Luxembourg, Grand-Duchy of Luxembourg, enrolled with the CNPJ under No. 12.659.927/ 0001-17 (“Ternium”); and, as an intervening party,

10.
Usinas Siderúrgicas de Minas Gerais S.A. – USIMINAS, a Brazilian company with its registered office at Rua Prof. José Vieira de Mendonça, 3011, 31310-260 Belo Horizonte – MG, Brazil, enrolled with the CNPJ under No. 60.894.730/0001-5 (“Usiminas”).

RECITALS
A.    PU, Confab, Metal One, Mitsubishi, NSSMC, NU, Prosid, Ternium Argentina and Ternium are parties to an Amended and Restated Shareholders Agreement dated January 16, 2012 (the “SHA”), governing their relations as shareholders and members of the control group of Usiminas, with Usiminas as an intervening party to the SHA.
B.    The Parties wish to enter into this Agreement that, effective as from the Execution Date, will amend and restate the SHA in its entirety and henceforth govern their relations as shareholders and members of the control group of Usiminas.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
SECTION 1. DEFINITIONS

1.1.	CERTAIN DEFINED TERMS
When used in this Agreement, the following terms have the respective meanings specified therefor below:
“Affiliate” of any Person means any other Person Controlling, Controlled by, or under common Control with, such Person. The foregoing notwithstanding:
(a)    for the purpose of this Agreement, any investment fund (fundo de investimento) Controlled by PU to which the Registered Shares owned by PU are Transferred in accordance with Section 3.2 shall be deemed to be an Affiliate of PU if and to the extent that (i) PU remains at all times the beneficial owner of such Registered Shares, (ii) no Person, other than a financial institution that is the manager of such investment fund, or the Person who acts on behalf of PU and according to the instructions of PU, has the right to exercise the voting rights pertaining to such Registered Shares, and (iii) in case such investment fund is terminated, dissolved or liquidated, such Registered Shares must be Transferred back to PU upon such termination, dissolution or liquidation (as the case may be); and

(b)    solely for purposes of Section 3.7, Metal One and Mitsubishi, and any Affiliate of any of Metal One and Mitsubishi, shall be deemed to be Affiliates of NSSMC.
“Bankruptcy Event” means, with respect to any Person, (a) the entry of a decree or order by a court of competent jurisdiction declaring such Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under applicable Law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial portion of its property, or ordering the winding up or liquidation of such Person’s affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; (b) the consent by such Person to the institution of bankruptcy or insolvency proceedings against it; (c) the filing by such Person of a petition or answer or consent seeking reorganization or relief under the relevant applicable Law; (d) the consent by such Person to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial portion of its property; (e) the making by such Person of an assignment for the benefit of its creditors; or (f) the admission by such Person in writing of its inability to pay its debts generally as they fall due or of its willingness to be adjudicated a bankrupt.
“B3” means B3 S.A. – Brasil, Bolsa, Balcão (formerly known as BM&FBOVESPA S.A – Bolsa de Valores, Mercadorias e Futuros), or any successor entity thereof.
“Board of Directors” means the board of directors (conselho de administração) of Usiminas.
“Business Day” means any day except a Saturday, Sunday or a day on which commercial banks in any of the cities of Buenos Aires, Argentina; São Paulo, SP, Brazil; New York, NY, United States of America; or Tokyo, Japan are authorized or required to be closed.
“Bylaws” means the bylaws (estatuto social) of Usiminas, as the same may be amended, or amended and restated, from time to time.
“CEO” means the chief executive officer (diretor-presidente) of Usiminas.
“Chairperson” means the chairperson of the board of directors (presidente do conselho de administração) of Usiminas.
“Change of Control” means the occurrence of any one or more of the following events with respect to a Shareholder:
(a)    any Person or group of Persons, other than (i) the Person or group of Persons that, on the Execution Date, are the Controlling Person or group of Controlling Persons of such Shareholder (or the Controlling Person or group of Controlling Persons of a Shareholder belonging to the same Group as such Shareholder), (ii) any employee benefit plan(s) or related trust(s) sponsored or maintained by such Shareholder or other

Shareholders belonging to the same Group as such Shareholder (or by any Affiliate of any such Shareholder(s)), or (iii) any Affiliate of such Shareholder or other Shareholders belonging to the same Group as such Shareholder, becomes the Controlling Person or the group of Controlling Persons of such Shareholder; or
(b)    individuals who constitute the board of directors or comparable governing body of such Shareholder on the Execution Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors or comparable governing body of such Shareholder (or of the corporation or other form of business entity resulting from the consummation of a reorganization, merger, consolidation, scheme of arrangement, sale or other disposition of all or substantially all of the assets of such Shareholder or similar form of corporate transaction involving such Shareholder (the “Surviving Corporation”)); provided, however, that any individual becoming a member of the board of directors or comparable governing body of such Shareholder (or such Surviving Corporation, as the case may be) after the Execution Date shall be deemed to be a member of the Incumbent Board for all purposes under this paragraph (b) if such individual’s election, or nomination for election by the holders of voting securities or partnership or other ownership interests in such Shareholder (or Surviving Corporation, as the case may be), was approved by (i) a vote of at least a majority of the individuals comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of such Shareholder or Surviving Corporation in which such person is named as a candidate or nominee for election as member of the board of directors or comparable governing body of such Shareholder, without objection to such nomination) or (ii) the required votes of the holders of voting securities or partnership or other ownership interests in such Shareholder (or the Surviving Corporation, as the case may be), including, to the extent applicable with respect to such Shareholder, the votes (direct or indirect) of the Person or group of Persons that, on the Execution Date, are the Controlling Person or group of Controlling Persons of such Shareholder (or the Surviving Corporation, as the case may be) (or the Persons referred to in clauses (i), (ii) or (iii), as applicable, of paragraph (a) above), in a general meeting of shareholders of (or of holders of voting securities or partnership or other ownership interests in) such Shareholder (or the Surviving Corporation, as the case may be) held in accordance with applicable Law; or
(c)    the holders of voting securities or partnership or other ownership interests in such Shareholder, or any other competent corporate body of such Shareholder, approve a plan of liquidation or dissolution of the Shareholder which would result in a Transfer of (or an Encumbrance on) the Registered Shares owned by such Shareholder to (or in favor of) a Person other than an Affiliate of such Shareholder, or the consummation of a sale of all or substantially all of such Shareholder’s assets to any Person other than an Affiliate of such Shareholder;

it being understood, however, that (x) with respect to PU, the provisions of paragraphs (a) and (b) above shall not apply as long as PU remains as an Entidade Fechada de Previdência Complementar and (y) as of the Execution Date, there is no Controlling Person or group of Controlling Persons of either of NSSMC or Mitsubishi.
“Control” of a Person means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock of such Person or the power, direct or indirect, to elect or remove a majority of the members of the board of directors or comparable governing body of such Person, whether through ownership (direct or indirect) of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” shall have correlative meanings.
“Corporations Law” means Brazil’s Lei N° 6.404 of December 15, 1976, as amended or amended and restated from time to time, or as may be substituted by any successor law governing sociedades por ações incorporated in Brazil.
“Dollars” and “USD” mean the lawful currency of the United States of America.
“Encumbrance” means any lien, claim, charge, mortgage, pledge, fiduciary sale or assignment (alienação ou cessão fiduciária), security interest, option, preferential arrangement, right to acquire, right of first offer, right of first refusal, right of pre-emption, or other form of security, encumbrance or other restriction or limitation of any nature, except, in the case of PU, any Transfer limitation arising out of applicable Law generally governing “Entidades Fechadas de Previdencia Complementar”. The term “Encumber” shall have correlative meaning.
“Executive Board” means the executive board (diretoria) of Usiminas.
“Fiscal Council” means the fiscal council (conselho fiscal) of Usiminas.
“General Meeting” means the general shareholders’ meeting (assembleia geral de acionistas) of Usiminas.
“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of, any Governmental Body or pursuant to any applicable Law.
“Governmental Body” means any:
(a)    nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b)    federal, state, local, municipal, foreign, or other government;
(c)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)    multi-national organization or body;
(e)    body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; or
(f)    any other regulatory authority or any recognized stock exchange.
“Group” means the PU Group, the NSSMC Group or the T/T Group, as the context requires.
“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, rule, regulation, statute, or treaty, and any order, rule or regulation of any Governmental Body having jurisdiction or authority with respect to the relevant Party and/or the relevant subject matter.
“NSSMC Group” means NSSMC, NU, Mitsubishi and Metal One and/or any of their Affiliates becoming parties hereto as a result of any Transfer of any Registered Shares to any such Affiliates in accordance with Section 3 or Section 7.2 of this Agreement, and/or any other Person (other than any Shareholder belonging to another Group or any Affiliates of any such Shareholder) to which any Registered Shares of NSSMC, NU, Mitsubishi, Metal One or any of their Affiliates are Transferred in accordance with Section 3.3(d).
“Ordinary Resolution” means a resolution adopted by the Shareholders at a Preparatory Meeting with the approval of Shareholders holding, in the aggregate, not less than sixty-five percent (65%) of the total number of Registered Shares.
“Person” means any individual, corporation (including any non-profit corporation), foundation or similar entity (including any Dutch Stichting), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body, or any other entity.
“PU Group” means PU and/or any of its Affiliates becoming parties hereto as a result of any Transfer of any Registered Shares to any such Affiliates in accordance with Section 3 of this Agreement and/or any other Person (other than any Shareholder belonging to another Group or any Affiliates of any such Shareholder) to which any Registered Shares of PU or any of its Affiliates are Transferred in accordance with Section 3.3(d).
“Reais” means the lawful currency of the Federative Republic of Brazil.
“Registered Shares” means the Shares from time to time bound and subject to this Agreement, as specified in Section 2.1.
“Shareholders” or “Parties” means PU, Confab, Metal One, Mitsubishi, NSSMC, NU, Prosid, Ternium Argentina and Ternium and their respective successors or permitted assigns (and any Person or Persons becoming parties hereto as a result of any Transfer of Registered

Shares made in accordance with this Agreement). Unless the context otherwise requires, “Shareholder” or “Party” refers to the Shareholders or Parties individually and indistinctly.
“Shares” means the ordinary shares (ações ordinárias) of Usiminas from time to time issued and outstanding.
“Termination Date” means, with respect to (a) the Parties or (b) any Group in accordance with Section 7.1(c), the date on which this Agreement terminates or is terminated in accordance with Section 7.1.
“Transfer” means any direct or indirect sale, assignment, lease, transfer or other disposition (including through the sale, assignment, lease, transfer or other disposition of shares or partnership or other ownership interests in a Person), whether by contract, operation of Law or otherwise, for value or not for value, of any asset or right or the underlying risks or benefits thereof, in any event, between two or more Persons; and the terms “Transferring”, “Transferred” and “Transferee” shall have correlative meanings.
“Transferring Shareholder” means a Shareholder who has delivered notice that it intends to Transfer, and is Transferring, Registered Shares pursuant to Section 3.
“T/T Group” means Confab, Prosid, Ternium Argentina and Ternium and/or any of their Affiliates becoming parties hereto as a result of any Transfer of any Registered Shares to any such Affiliates in accordance with Section 3 or Section 7.2 of this Agreement, and/or any other Person (other than any Shareholder belonging to another Group or any Affiliates of any such Shareholder) to which any Registered Shares of Confab, Prosid, Ternium Argentina, Ternium or any of their Affiliates are Transferred in accordance with Section 3.3(d).

1.2.	OTHER DEFINITIONS
Certain other terms are defined elsewhere in this Agreement, as noted on the table below:

TERM	SECTION
Agreement	Preamble
Arbitration Rules	Section 10.2(a)
Buy/Sell Procedure	Section 3.7(a)
Buy/Sell Transaction	Section 3.7(f)
Conditioned Transfer	Section 3.3(f)
Confab	Preamble
Confidential Information	Section 8(a)
Dilution Event	Section 5
Disclosing Party	Section 8(a)
Execution Date	Preamble
ICC	Section 10.2(a)
ICC Court Secretariat	Section 10.2(c)(i)

TERM	SECTION
Initiating Party	Section 3.7(a)
material breach	Section 6(a)(i)
Material Original Terms	Section 3.3(a)(iv)
Metal One	Preamble
Mitsubishi	Preamble
MUSA................................................................................................	Section 4.12
Non-Initiating Party	Section 3.7(a)
NSSMC	Preamble
NU	Preamble
Occurrence Notice	Section 3.4(b)(i)
Penalty Amount	Section 6(a)(i)
Preparatory Meeting	Section 4.1(a)
Prosid	Preamble
PU	Preamble
PU Withdrawal Effective Date	Section 7.2(b)
PU Withdrawal Notice	Section 7.2
Purchasing Party	Section 3.7(f)
Retained Shares	Section 3.7(i)
Retaining Selling Party	Section 3.7(i)
Retention Right	Section 3.7(i)
Right of First Refusal Exercise Notice	Section 3.3(a)
Section 3.3 Government Authorization Expiration Date	Section 3.3(a)(iii)
Section 3.3 Notice	Section 3.3(a)
Section 3.3 Period	Section 3.3(a)
Section 3.3 Shares	Section 3.3
Section 3.3 Transferee	Section 3.3(a)(ii)
Section 3.3(b) Purchase Period	Section 3.3(b)(iii)
Section 3.4 Defaulting Shareholder	Section 3.4(a)
Section 3.4 Non-Defaulting Shareholders	Section 3.4(a)
Section 7.2 Period	Section 7.2(a)
Section 7.2 Shares	Section 7.2(a)
Section 7.2(a) Exercise Notice	Section 7.2(a)
Selling Parties	Section 3.7(f)
SHA	Recital A
Special Resolution	Section 4.2(a)
SU......................................................................................................	Section 4.12
Subject Shares	Section 3.7(a)
Ternium	Preamble
Ternium Argentina	Preamble
UNIGAL............................................................................................	Section 4.12
Usiminas	Preamble

1.3.	HEADINGS AND REFERENCES; CONSTRUCTION AND INTERPRETATION
(a)    The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.
(b)    All references to a “Section”, “Appendix” or “Schedule” refer to the corresponding Section of, or Appendix or Schedule to, this Agreement. Unless otherwise expressly provided herein, the words “this Agreement”, “hereof”, “hereby”, “herein”, “hereunder” and similar terms used in this Agreement shall refer to this Agreement as a whole and not to any particular Section (or any paragraph, sub-paragraph, sub-clause or proviso of any Section) in which such words appear.
(c)    All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. All terms defined in the singular have the corresponding meanings in the plural, and vice versa. A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined. If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(d)    The word “includes” or “including” shall be construed in each case as inclusive without limitation, notwithstanding the absence of any express statement to such effect or the presence of such express statement in some contexts and not in others. The words “shall” and “will” are used interchangeably to express a contractual obligation. The term “cost” includes expense, and the term “expense” includes cost. The word “or” will have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise.
(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified in this Agreement, time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.
(f)    The Parties have chosen the English language as the language for this Agreement. The wording used in each of the Sections of this Agreement is the wording that the Parties have chosen to express their mutual intent following negotiations assisted by each Party’s advisers and counsel, and therefore no rule of strict construction will be applied against any Party, and no controversy or dispute over the interpretation of this Agreement shall consider the authorship of any given Section or provision of this Agreement, or any communications or exchanges among the Parties in the context of the negotiations leading to this Agreement, or any versions of this Agreement (including any previous drafts exchanged by the Parties or their counsel) other than the execution copy of this Agreement.
(g)    All references in this Agreement to an article or section of the Bylaws shall be deemed to also refer to any successor provision of the Bylaws covering the subject matter of such article or section.
SECTION 2.     SHARES

2.1.	REGISTERED SHARES
(a)    Effective on the Execution Date, the number and percentage of the Registered Shares owned by each Shareholder are as set forth opposite its name in the table below:

GROUP	Shareholder	Number of Registered Shares Held	% over Registered Shares	% over issued Shares
Total PU Group	PU	34,109,762	7.05%	4.84%
NSSMC Group	Metal One	759,248	0.16%	0.11%
	Mitsubishi	7,449,544	1.54%	1.06%
	NSSMC	93,624,591	19.36%	13.28%
	NU	119,969,788	24.81%	17.01%
Total NSSMC Group		221,803,171	45.87%	31.45%
T/T Group	Confab	36,502,746	7.55%	5.18%
	Prosid	29,202,198	6.04%	4.14%
	Ternium Argentina	14,601,097	3.02%	2.07%
	Ternium	147,376,651	30.48%	20.90%
Total T/T Group		227,682,692	47.08%	32.28%
Total Control Group		483,595,625	100.00%	68.57%

(b)    The number of the Registered Shares shall remain unaltered throughout the term of this Agreement; except that any new Shares to be issued after the Execution Date as a result of (i) any capitalization of Usiminas’ reserves, to the extent such new bonus Shares (ações bonificadas) are issued in respect of such Shareholder’s Registered Shares, or (ii) any split (desdobramentos) or grouping (grupamento) of Registered Shares, shall in each case become and constitute Registered Shares for all purposes under this Agreement.
(c)    Notwithstanding the provisions of Section 2.1(b) above, in the event that at any time or from time to time after the Execution Date, Usiminas’ capital is increased through subscription of new Shares, then NSSMC (on behalf of itself and the NSSMC Group), Ternium (on behalf of itself and the T/T Group) and PU (on behalf of itself and the PU Group) shall discuss in good faith the possible addition as Registered Shares hereunder of all or part of such new Shares as are subscribed by the Shareholders in connection with such capital increase, with the goal that, following such capital increase, the aggregate number of Registered Shares shall continue to represent more than fifty percent (50%) of the total number of Shares issued and outstanding; provided, however, that (i) no such Shares shall be added as Registered Shares hereunder unless NSSMC, Ternium and PU each agree to such addition (in each such Party’s sole and absolute discretion) and (ii) none of NSSMC, Ternium or PU shall be under any obligation to agree to any such addition, nor shall any of such discussions create any duties, rights or expectations on any of NSSMC, Ternium or PU (nor on any Shareholder belonging to any of the NSSMC Group, the T/T Group or the PU Group), under statutory good faith (boa-fé objetiva) or otherwise, unless and until NSSMC, Ternium and PU agree to such addition in writing.

2.2.	OTHER SHARES
(a)    The Shareholders acknowledge that, as of the Execution Date, NSSMC holds 6,726,600 Shares not bound or subject to this Agreement, and Ternium holds 51,390,000 Shares not bound or subject to this Agreement; and that each of NSSMC and Ternium is free to Transfer any such Shares (as adjusted after the Execution Date following any capitalization of Usiminas’ reserves, to the extent such new bonus Shares (ações bonificadas) are issued in respect of, or there are stock splits or reverse stock splits (desdobramentos ou grupamentos) affecting, such Shares) at any time and from time to time and on such terms as they may see fit, in their sole and absolute discretion.
(b)    From and after the Execution Date until the Termination Date, and except as may be (x) required by applicable Law (such as pursuant to any mandatory tender offer rules; provided that, no Party may launch any tender offer or acquire any Shares in connection with or due to the ongoing CVM Proceeding No. RJ-2015-3072 (formerly numbered RJ-2014-12089) and that, to the extent such action is required and is permitted in accordance with such proceeding and applicable Law, the T/T Group will resort to alternative solutions with respect thereto) or (y) consented to by NSSMC, Ternium and PU (provided that each such Party may grant or deny its consent in such Party’s sole discretion), no Shareholder, acting alone or as part of a group, shall, either directly or indirectly, including through an intermediary, and each Shareholder shall cause its Affiliates not to, directly or indirectly, including through an intermediary, acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any Shares, or direct or indirect rights to acquire any Shares (or any securities convertible into or exchangeable for Shares), or any voting rights attaching to any Shares, or any power to exercise or direct the exercise of voting rights attaching to any Shares, held by any Person who is not a Party to this Agreement nor an Affiliate of any Party; it being understood, for the avoidance of doubt, that nothing in this Section 2.2(b) shall limit any Party’s or its Affiliates’ ability to (i) directly or indirectly, acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any Registered Shares or other Shares held by such Party, its Affiliates or their respective Affiliates (or any voting rights or powers attaching to any such Registered Shares or other Shares) and/or any Registered Shares or other Shares held by any other Party to this Agreement or any of such other Party’s Affiliates (or any voting rights or powers attaching to any such Registered Shares or other Shares), in each case, in accordance with and subject to the applicable proceedings and provisions contemplated in this Agreement (including in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6, Section 3.7 and Section 7.2); (ii) exercise the preemptive subscription rights (direito de preferência) provided in the applicable Law, notably article 171 of the Corporations Law, granted in respect of any Registered Shares or other Shares held by such Party or such Party’s Affiliates (and any preemptive subscription rights that any other Party to this Agreement may assign to another Party in accordance with and subject to the applicable proceedings and provisions contemplated in Section 3 of this Agreement, as applicable) to subscribe for any Shares issued pursuant to an increase of Usiminas’ capital approved at Usiminas, or (iii) exercise the preemptive subscription rights provided in the applicable Law, notably article 171 of the Corporations Law, to subscribe for any Shares not subscribed for by any Party or any other shareholders of Usiminas, including in any round of leftovers (rodadas de sobras), leftovers of leftovers (sobras de sobras) and/or leftover auctions (leilão de sobras).
(c)    Without prejudice to other remedies available under this Agreement and under applicable Law, if any Shares are acquired (including any Shares subscribed for, received in exchange for, or received or held in connection with any rights or securities acquired) in violation of Section 2.2(b), the breaching Shareholder (or its applicable Affiliate(s)) shall remedy such violation by the definitive Transfer of those Shares acquired in violation of Section 2.2(b) to one or more other Persons (other than a Shareholder or an Affiliate of any Shareholder), in one or more private or stock-market transactions or through any other means as are permitted under applicable Law, within thirty (30) days from the acquisition thereof, provided that (x) in the event a Shareholder shall have, without its awareness, indirectly acquired not more than zero point five percent (0.5%) of the aggregate outstanding Shares, such 30-day cure period shall be extended to ninety (90) days, (y) the applicable cure period under this Section 2.2(c) shall not be in addition to, and shall be concurrent with, the cure period set forth in Section 6 in determining when the Penalty Amount shall become due for a material breach of Section 2.2(b) and (z) if the violation is not so cured within the applicable cure period set forth in this Section 2.2(c), then, for so long (but only for so long) as the violation shall remain uncured:
(i)    the Registered Shares held by the Group to which the breaching Shareholder belongs shall not entitle such Group to participate in or vote at any Preparatory Meeting,
(ii)    in computing the majority required for the adoption of any Special Resolution or Ordinary Resolution at any Preparatory Meeting, such Registered Shares shall be disregarded,

(iii)    without limitation of all other obligations of such Shareholders under this Agreement, which shall remain in effect, all Shareholders in the Group to which the breaching Shareholder belongs shall have the obligations, but shall not be entitled to exercise any rights, under Section 3.3, Section 3.4, Section 3.6, Section 3.7, Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.14 or Section 7.2, and
(iv)    such Registered Shares shall continue to be bound and subject to this Agreement, and the breaching Shareholder shall cause the voting rights attaching thereto at each General Meeting to be exercised in accordance with the terms of this Agreement and, in case such voting rights are not so exercised, the remedies and reliefs contemplated in article 118, §§ 8 and 9 of the Corporations Law shall apply.
(d)    With due regard for Section 2.2(c) above, each Party further covenants and agrees that such Party shall vote any and all Shares other than Registered Shares, including any Section 7.2 Shares acquired from PU pursuant to Section 7.2, as may from time to time be held by such Party, and cause its Affiliates to vote any and all such Shares as may from time to time be held by such Affiliates, in accordance with Section 4 or Section 5, as applicable, as if such Shares were Registered Shares; provided that, without prejudice to other remedies available under this Agreement and under applicable Law, in the event that any Party or any Affiliate of any Party shall fail to vote any Shares in accordance with this Section 2.2(d), the remedies and reliefs contemplated in article 118, §§ 8 and 9 of the Corporations Law shall apply.
SECTION 3.     TRANSFER OF SHARES
Except as set forth in this Section 3 or with the prior written consent of all the other Shareholders, a Shareholder may not Transfer or Encumber any of its Registered Shares.

3.1.	INTRA GROUP TRANSFERS
Any Shareholder belonging to any of the NSSMC Group, the T/T Group or the PU Group may Transfer all or any portion of its Registered Shares to any other Shareholder belonging to the same Group as such Shareholder; provided that the Transferring Shareholder shall give to the other Shareholders and Usiminas written notice of the intended Transfer no later than five (5) days prior to the consummation of the intended Transfer.

3.2.	TRANSFERS TO (AND JOINDER BY) AFFILIATES
Without limiting the Shareholders’ rights under Section 3.1 above, any Shareholder may Transfer all or any portion of its Registered Shares to any of its Affiliates; provided that (i) the Transferring Shareholder shall give to the other Shareholders and Usiminas written notice of the intended Transfer not later than ten (10) days prior to the consummation of the intended

Transfer, providing reasonable details on such Affiliate (including the identity of such Affiliate and reasonable evidence that such Affiliate qualifies as an “Affiliate” (as defined in Section 1.1) of the Transferring Shareholder); (ii) prior to, or simultaneously with the consummation of, such Transfer, such Affiliate shall execute a written instrument pursuant to which, effective as of the consummation of such Transfer, such Affiliate shall become a party to this Agreement, unconditionally and expressly acknowledging and accepting all of its terms, and assume or share (depending on whether the Transfer relates to the totality or part of the Transferring Shareholders’ Registered Shares) the contractual position (posição contratual) of the Transferring Shareholder under this Agreement, including all of the rights and obligations of the Transferring Shareholder with respect to the Registered Shares to be Transferred, with such Registered Shares remaining bound and subject to this Agreement; and (iii) the Transferring Shareholder shall remain jointly and severally liable with such Affiliate for such Affiliate’s performance of its obligations under this Agreement.

3.3.	THIRD-PARTY TRANSFERS; RIGHT OF FIRST REFUSAL
Except in the context of a Buy/Sell Procedure under Section 3.7 below (in which case this Section 3.3 shall not apply), if any Shareholder belonging to the NSSMC Group, the T/T Group or the PU Group has the bona fide intention, and receives a written offer, to Transfer all or any portion of its Registered Shares (such Registered Shares, the “Section 3.3 Shares”) to a Person other than an Affiliate of such Shareholder or a Shareholder belonging to the same Group as such Shareholder, then such Transferring Shareholder shall follow the procedures below:
(a)    The Transferring Shareholder shall deliver, as promptly as practicable, and in no event later than five (5) days following the receipt of such offer, a written notice (the “Section 3.3 Notice”) to the other Shareholders including:
(i)    a representation that such Shareholder intends to accept such offer;
(ii)    the name, address, telephone number and principal business and industry of the proposed Transferee (the “Section 3.3 Transferee”) and its ultimate beneficial owner(s), specifying whether the Section 3.3 Transferee or its ultimate beneficial owner(s) is (or are) engaged, directly or through an Affiliate, in any business in which Usiminas or any of its subsidiaries is engaged;
(iii)    if any Government Authorization is required for the consummation of the Transfer, a description of such required Government Authorization and, if the Transferring Shareholder belongs to the PU Group, the date (as shall be specified in the offer) by which any such Government Authorization must be obtained (the “Section 3.3 Government Authorization Expiration Date”); and

(iv)    the number of Section 3.3 Shares to be Transferred and a description of all material terms and conditions on which such Section 3.3 Shares are to be Transferred, including purchase price, payment terms and conditions, closing conditions, indemnification provisions (including any termination or break-up fees, monetary adjustments, penalties, loss of upfront payments, etc.), termination provisions and post-closing indemnification provisions (if any) (the “Material Original Terms”) as set forth in the written offer to Transfer the Section 3.3 Shares. In the event the offer involves payment in kind, the Transferring Shareholder shall, in addition, present to the other Shareholders a bona fide valuation of the right(s) or asset(s) that will comprise such in-kind payment, supported by a valuation report issued by an independent first-class investment bank, and the right of first refusal contemplated in this Section 3.3 shall be exercised based on the cash value of such in-kind consideration as determined in such bona fide valuation.
Each Shareholder (other than the Transferring Shareholder) shall have the option (but not the obligation) to purchase (either directly and/or through its Affiliate(s)) the Section 3.3 Shares pursuant to the procedures described below in this Section 3.3 on the same terms as the Material Original Terms and subject to Section 3.3(f) below.
Within sixty (60) days after delivery of the Section 3.3 Notice by a Transferring Shareholder (the “Section 3.3 Period”), each Shareholder (other than the Transferring Shareholder) shall have the option (but not the obligation) to give notice to the other Shareholders stating such Shareholder’s irrevocable election as to whether or not to purchase (either directly and/or through its Affiliate(s)) either its pro rata portion or all of the Section 3.3 Shares (the “Right of First Refusal Exercise Notice”); provided that if a Shareholder does not give such notice during the Section 3.3 Period, that Shareholder shall be deemed to have chosen not to purchase any Section 3.3 Shares.
The applicable “pro rata portion” of each Shareholder shall be calculated as follows:
(A)    for the purpose of Section 3.3(b) below, it shall be such proportion, expressed in percentage terms, as (x) the number of Registered Shares owned by such Shareholder bears to (y) the aggregate number of Registered Shares owned by the Group to which such Shareholder belongs, excluding the Registered Shares owned by the Transferring Shareholder; or
(B)    for the purpose of Section 3.3(c) below, it shall be such proportion, expressed in percentage terms, as (x) the number of Registered Shares owned by such Shareholder bears to (y) the aggregate number of Registered Shares owned by all Shareholders, excluding the Registered Shares owned by (I) the Group to which the Transferring Shareholder belongs and (II) any Shareholders not entitled to exercise rights under this Section 3.3 at such time pursuant to Section 2.2(c), Section 3.4(b) or Section 3.8.
(b)    Shareholders belonging to the same Group as the Transferring Shareholder shall have the first priority to acquire, in accordance with the provisions below, the Section 3.3 Shares; provided that they acquire all (and not less than all) of the Section 3.3 Shares. Unless otherwise agreed among all Shareholders belonging to the same Group as the Transferring Shareholder that provide a Right of First Refusal Exercise Notice, the allocation of such Section 3.3 Shares among such Shareholders shall be made in accordance with the following rules:
(i)    If only one Shareholder belonging to the same Group as the Transferring Shareholder provides a Right of First Refusal Exercise Notice and if (A) such Right of First Refusal Exercise Notice states an election to purchase all of the Section 3.3 Shares, then such Shareholder (or the Affiliate(s) indicated in such Shareholder’s Right of First Refusal Exercise Notice) shall have the obligation to purchase all of the Section 3.3 Shares on the same terms as the Material Original Terms (subject to Section 3.3(f) below) or (B) such Right of First Refusal Exercise Notice states an election to purchase its pro rata portion of the Section 3.3 Shares, then such Shareholder shall have the option (but not the obligation) to purchase (either directly or through any Affiliate(s)) all of the Section 3.3 Shares on the same terms as the Material Original Terms (subject to Section 3.3(f) below), which option shall be exercised by giving written notice to that effect to the other Shareholders no later than by the expiration of the Section 3.3(b) Purchase Period (as defined below).
(ii)    If two or more Shareholders belonging to the same Group as the Transferring Shareholder provide a Right of First Refusal Exercise Notice, then, and irrespective of whether they stated an election to purchase their pro rata portion or all of the Section 3.3 Shares, such Shareholders (or the Affiliate(s) indicated in their respective Right of First Refusal Exercise Notices) shall have the obligation to purchase their corresponding pro rata portions of the Section 3.3 Shares on the same terms as the Material Original Terms (subject to Section 3.3(f) below), subject to appropriate adjustments to eliminate any fractional Shares; provided that no such Shareholder may purchase its pro rata portion of the Section 3.3 Shares unless all such Shareholders purchase, in the aggregate, all (and not less than all) the Section 3.3 Shares. Unless otherwise agreed among such Shareholders, the allocation of any remaining Section 3.3 Shares among such Shareholders shall be made in accordance with the following rules:
(A)    if only one of such Shareholders shall have stated an election to purchase all of the Section 3.3 Shares, then any remaining

Section 3.3 Shares shall be purchased by such Shareholder (or the Affiliate(s) indicated in its Right of First Refusal Exercise Notice);
(B)    if more than one (but less than all) such Shareholders shall have stated an election to purchase all of the Section 3.3 Shares in the Right of First Refusal Exercise Notice, then any remaining Section 3.3 Shares shall be purchased by such Shareholders (or the Affiliate(s) indicated in their respective Right of First Refusal Exercise Notices). The number of remaining Section 3.3 Shares to be purchased by each such Shareholder shall be the number of remaining Section 3.3 Shares which bears the same ratio to the aggregate number of remaining Section 3.3 Shares being purchased as the number of Registered Shares owned by such Shareholder bears to the aggregate number of Registered Shares owned by all Shareholders belonging to the same Group as the Transferring Shareholder who shall have stated an election to purchase all of the Section 3.3 Shares, subject to appropriate adjustments to eliminate any fractional Shares; and
(C)    if no such Shareholder shall have stated an election to purchase all of the Section 3.3 Shares, then each such Shareholder shall have the option (but not the obligation) to purchase (either directly or through any Affiliate(s) indicated in its Right of First Refusal Exercise Notice) any remaining Section 3.3 Shares, which option shall be exercised by giving written notice to that effect to the other Shareholders no later than by the expiration of the Section 3.3(b) Purchase Period. The number of remaining Section 3.3 Shares to be purchased by each such Shareholder shall be the number of remaining Section 3.3 Shares which bears the same ratio to the aggregate number of remaining Section 3.3 Shares being purchased as the number of Registered Shares owned by such Shareholder bears to the aggregate number of Registered Shares owned by all Shareholders belonging to the same Group as the Transferring Shareholder exercising the option provided in this sub-paragraph (C), subject to appropriate adjustments to eliminate any fractional Shares.
(iii)    In the event that any one or more Shareholders belonging to the same Group as the Transferring Shareholder is/are unable to purchase its/their corresponding portion of the Section 3.3 Shares as per Section 3.3(b)(i) or Section 3.3(b)(ii) above (as applicable), then any other Shareholder belonging to the same Group as the Transferring Shareholder shall have the option (but not the obligation) to purchase (either directly or through any Affiliate(s)) all the remaining Section 3.3 Shares, which option shall be exercised by giving written notice to that effect to the other Shareholders no later than by the expiration of the Section 3.3(b) Purchase Period. In case more than one Shareholder shall have stated an election to purchase all such remaining Section 3.3 Shares, the number of such Section 3.3 Shares to be purchased by each such Shareholder shall be the number of such Section 3.3 Shares which bears the same ratio to the aggregate number of such Section 3.3 Shares being purchased as the number of Registered Shares owned by such Shareholder bears to the aggregate number of Registered Shares owned by all Shareholders belonging to the same Group as the Transferring Shareholder exercising the option provided in this Section 3.3(b)(iii), subject to appropriate adjustments to eliminate any fractional Shares.
Subject to Section 3.3(f) below, any and all purchases of Section 3.3 Shares pursuant to this Section 3.3(b) must be consummated within thirty (30) days after the expiration of the Section 3.3 Period (the “Section 3.3(b) Purchase Period”).
(c)    If (but only if) the Shareholders belonging to the same Group as the Transferring Shareholder fail to exercise their right of first refusal or to consummate the acquisition of all of the Section 3.3 Shares in accordance with Section 3.3(b), then the Shareholders belonging to the other Groups shall have priority to acquire such Section 3.3 Shares; provided that they shall acquire all (and not less than all) of such Section 3.3 Shares. Unless otherwise agreed among all Shareholders belonging to such other Groups that provide a Right of First Refusal Exercise Notice, the allocation of such Section 3.3 Shares among such Shareholders shall be made in accordance with the same rules provided in Section 3.3(b)(i) and Section 3.3(b)(ii), and the option contemplated in Section 3.3(b)(iii) shall apply also in the context of this Section 3.3(c), which rules and option shall be applied mutatis mutandis as if:
(i)    references to “Shareholder(s) belonging to the same Group as the Transferring Shareholder” were references to “Shareholder(s) belonging to any Group other than the Transferring Shareholder’s Group”; and
(ii)    references to “the expiration of the Section 3.3(b) Purchase Period” were references to “the expiration of the term provided in the last paragraph of this Section 3.3(c)”.
Subject to Section 3.3(f) below, any and all purchases of Section 3.3 Shares pursuant to this Section 3.3(c) must be consummated (A) if no Shareholders belonging to the same Group as the Transferring Shareholder shall have exercised their right of first refusal pursuant to Section 3.3(b), within thirty (30) days after the expiration of the Section 3.3 Period, or (B) if any of such Shareholders shall have exercised its right of first refusal pursuant to Section 3.3(b) but thereafter failed to consummate the acquisition of all of the Section 3.3 Shares in accordance with Section 3.3(b), within thirty (30) days after the expiration of the Section 3.3(b) Purchase Period.
(d)    If (but only if) the Shareholders belonging to the same Group as the Transferring Shareholder fail to exercise their right of first refusal or to consummate the acquisition of all of the Section 3.3 Shares in accordance with Section 3.3(b) and the

Shareholders belonging to Groups other than the Transferring Shareholder’s Group fail to exercise their right of first refusal or to consummate the acquisition of all of the Section 3.3 Shares in accordance with Section 3.3(c), then the Transferring Shareholder may Transfer all (but not less than all) the Section 3.3 Shares to the Section 3.3 Transferee; provided that:
(i)    subject to Section 3.3(f) below,
(A)    if no Shareholder shall have exercised its right of first refusal pursuant to Section 3.3(b) or Section 3.3(c), such Transfer must be consummated within sixty (60) days after the expiration of the Section 3.3 Period; or
(B)    if any Shareholders shall have exercised their right of first refusal pursuant to Section 3.3(b) but thereafter failed to consummate the acquisition of all of the Section 3.3 Shares in accordance with Section 3.3(b) and no Shareholder shall have exercised its right of first refusal pursuant to Section 3.3(c), such Transfer must be consummated within thirty (30) days after the expiration of the Section 3.3(b) Purchase Period, or
(C)    if any Shareholders shall have exercised their right of first refusal pursuant to Section 3.3(c) but thereafter failed to consummate the acquisition of all of the Section 3.3 Shares in accordance with Section 3.3(c), such Transfer must be consummated within thirty (30) days after (x) the expiration of the term provided in (A) of the last paragraph of Section 3.3(c) (if no Shareholder shall have exercised its right of first refusal pursuant to Section 3.3(b)) or (y) the expiration of the term provided in (B) of the last paragraph of Section 3.3(c) (if any Shareholders shall have exercised their right of first refusal pursuant to Section 3.3(b) but thereafter failed to consummate the acquisition of all of the Section 3.3 Shares in accordance with Section 3.3(b)).
(ii)    such Transfer must be made on the same Material Original Terms set forth in the written offer provided with the Section 3.3 Notice; and
(iii)    prior to, or simultaneously with the consummation of the Transfer of the Section 3.3 Shares to the Section 3.3 Transferee, such Section 3.3 Transferee must execute a written instrument pursuant to which, effective as of the consummation of such Transfer, such Section 3.3 Transferee shall become a party to this Agreement, unconditionally and expressly acknowledging and accepting all of its terms, and assume the contractual position (posição contratual) of the Transferring Shareholder under this Agreement, including all of the rights and obligations of the Transferring Shareholder with respect to the

Section 3.3 Shares to be Transferred, with such Section 3.3 Shares remaining bound and subject to this Agreement as Registered Shares hereunder. For the avoidance of doubt, (A) a Section 3.3 Transferee that acquires Section 3.3 Shares pursuant to this Section 3.3(d) (other than any Shareholder that is a member of another Group or an Affiliate of any such Shareholder) shall be automatically considered a part of the Transferring Shareholder’s corresponding Group as from the moment it acquires the Section 3.3 Shares; and (B) if the Section 3.3 Shares so acquired by any such Section 3.3 Transferee represent the majority of the Registered Shares held by the Group of the Transferring Shareholder, such Section 3.3 Transferee shall, as from the moment it acquires the Section 3.3 Shares, have the right to exercise the powers granted to, and shall fulfill the obligations of, (x) NSSMC, in case the Transferring Shareholder belongs to the NSSMC Group, (y) Ternium, in case the Transferring Shareholder belongs to the T/T Group, or (z) PU, in case the Transferring Shareholder belongs to the PU Group, in each case, under this Agreement.
If the Section 3.3 Shares are not so Transferred within the relevant period set forth in Section 3.3(d)(i), the Transferring Shareholder shall not be allowed to Transfer the Section 3.3 Shares to the Section 3.3 Transferee unless the Transferring Shareholder repeats the procedure set forth in this Section 3.3 in full.
(e)    All notices given under this Section 3.3 shall be given concurrently to all Shareholders.
(f)    The Parties agree that, notwithstanding anything to the contrary in this Section 3.3 or in any other provision of this Agreement, in the event that any Government Authorizations are required as a condition to the consummation of a Transfer of Registered Shares pursuant to this Section 3.3 (including through application of Section 3.4 or Section 7.2(b)) (a “Conditioned Transfer”), then the applicable maximum term for consummating such Conditioned Transfer shall be extended by such additional time period as may be strictly necessary to obtain all such Government Authorization, provided that:
(i)    each Shareholder involved in such Conditioned Transfer (A) promptly takes or causes to be taken all action, and does or causes to be done all things necessary, proper or advisable on its part under applicable Law to obtain all requisite Government Authorizations as soon as reasonably practicable, with the Shareholders involved in such Conditioned Transfer bearing the filing costs and similar administrative fees as may be payable in connection therewith on a 50 / 50 basis as between the Transferring Shareholder and the Transferee(s) (but with each such Shareholder bearing the costs of its own counsel, consultants and advisers), and (B) keeps the other Shareholders (and, to the extent necessary or required, Usiminas) apprised of the status of matters relating to the obtaining of such Government Authorizations (including giving notice to the other Shareholders and Usiminas promptly upon such Government Authorizations shall have been obtained); and
(ii)    the relevant term for completing such Conditioned Transfer shall automatically and immediately terminate on the earliest to occur of (A) a final, non-appealable denial (whether explicit or implicit, by operation of any applicable Law or otherwise) of any requisite Government Authorization (in which case the Shareholder involved in such Conditioned Transfer shall give prompt notice thereof to all other Shareholders and Usiminas), or (B) the date that falls eighteen (18) months after the commencement of such term and (C) if the Transferring Shareholder belongs to the PU Group, on the later to occur of (x) the Section 3.3 Government Authorization Expiration Date and (y) seventy-five (75) days after the expiration of the Section 3.3 Period.
The Shareholders other than the Shareholder involved in a Conditioned Transfer shall, to the extent reasonably necessary, proper or advisable for the obtaining of any such Government Authorization required for consummating such Conditioned Transfer, cooperate (and cause Usiminas to cooperate) in good faith and use their reasonable endeavors to facilitate action taken and things done by the Shareholder involved in the Conditioned Transfer.
(g)    Whenever a Shareholder gives a Right of First Refusal Exercise Notice and, thereafter, fails to consummate the acquisition of the relevant Section 3.3 Shares in accordance with the applicable provisions of this Section 3.3 and within the applicable period to do so, such Shareholder shall, pursuant to the terms of the relevant share purchase agreement, if any, indemnify the Transferring Shareholder for, and shall pay to the Transferring Shareholder the amount of, any loss, liability, claim, damage (but excluding incidental, consequential and indirect damages), expense (including costs of investigation and defense and reasonable attorney fees) or diminution of value suffered or incurred by the Transferring Shareholder as a result of such failure; provided that if the Transferring Shareholder belongs to the NSSMC Group or the T/T Group, and one or more Shareholders belonging to the other such Group gives a Right of First Refusal Exercise Notice and, thereafter, fails to consummate the acquisition of the relevant Section 3.3 Shares within the applicable period to do so, such failure shall constitute a material breach for purposes of Section 6 hereof.

3.4.	TRANSFER UPON A CHANGE OF CONTROL OR BANKRUPTCY EVENT
(a)    If a Change of Control or Bankruptcy Event occurs with respect to a Shareholder belonging to any of the NSSMC Group, the T/T Group or the PU Group (the “Section 3.4 Defaulting Shareholder”), unless the Shareholders of the NSSMC Group, the T/T Group and the PU Group (other than the Section 3.4 Defaulting Shareholder) (the “Section 3.4 Non-Defaulting Shareholders”) otherwise agree in writing within thirty (30) days after the date on which all Section 3.4 Non-Defaulting Shareholders have received the Occurrence Notice (as defined in Section 3.4(b)(i) below) (or within thirty (30) days after the date on which all Section 3.4 Non-Defaulting Shareholders have confirmed the occurrence of the Change of Control or Bankruptcy Event, in case the Occurrence Notice is not given to all Section 3.4 Non-Defaulting Shareholders within fifteen (15) days after the occurrence), the provisions of Section 3.3 (other than Section 3.3(d)) shall apply mutatis mutandis as if:
(i)    the Section 3.4 Defaulting Shareholder were “the Transferring Shareholder”;
(ii)    all of the Registered Shares owned by the Section 3.4 Defaulting Shareholder were “the Section 3.3 Shares”;
(iii)    the date on which all Section 3.4 Non-Defaulting Shareholders have received the Occurrence Notice (or, in case the Occurrence Notice is not given within fifteen (15) days, the date on which all Section 3.4 Non-Defaulting Shareholders have confirmed the occurrence) were the date of “delivery of the Section 3.3 Notice”; and
(iv)    the “purchase price” per Registered Share owned by the Section 3.4 Defaulting Shareholder set out in the Section 3.3 Notice were the lowest of (A) the net equity value per Share based on the latest audited annual financial statements of Usiminas (the determination of the value difference between a Share and a preferred share shall be made using the six-month (6-month) average trading price differential—in percentage terms—between Usiminas’ ordinary shares and preferred shares on the B3 for the six (6) months immediately preceding the month in which the relevant Change of Control or Bankruptcy Event shall have occurred), (B) the net equity value per Share based on the latest quarterly financial statements of Usiminas disclosed (the determination of the value difference between a Share and a preferred share shall be made using the six-month (6-month) average trading price differential—in percentage terms—between Usiminas’ ordinary shares and preferred shares on the B3 for the six (6) months immediately preceding the month in which the relevant Change of Control or Bankruptcy Event shall have occurred), and (C) the six-month (6-month) average trading price per Usiminas ordinary share on the B3 for the six (6) months immediately preceding the month in which the relevant Change of Control or Bankruptcy Event shall have occurred.
(b)    If a Change of Control or Bankruptcy Event occurs with respect to a Shareholder,
(i)    such Shareholder shall give written notice of the occurrence of such event (the “Occurrence Notice”) to the other Shareholders and to Usiminas within five (5) Business Days after becoming aware of the Change of Control or Bankruptcy Event, and
(ii)    until the earlier to occur of (x) the date on which all the Section 3.4 Non-Defaulting Shareholders agree in writing, in accordance with Section 3.4(a), that the provisions of Section 3.3 shall not apply and (y) the date on which the procedures set forth in Section 3.4(a) for the Transfer of the Section 3.4 Defaulting Shareholder’s Registered Shares shall have all been completed (and irrespective of whether any Section 3.4 Non-Defaulting Shareholders exercise the right to acquire, or consummate the acquisition of, such Registered Shares),
(A)    such Shareholder shall not be entitled to participate in or vote at any Preparatory Meeting,
(B)    in computing the majority required for the adoption of any Special Resolution or Ordinary Resolution at any Preparatory Meeting, the Registered Shares held by such Shareholder shall be disregarded,
(C)    without limitation of all other obligations of such Shareholder under this Agreement, which shall remain in effect, such Shareholder shall have the obligations, but shall not be entitled to exercise any rights, under Section 3.3, Section 3.4, Section 3.6, Section 3.7, Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.14 or Section 7.2, and
(D)    such Shareholder shall comply with all of its obligations under this Agreement, including the obligation to exercise the voting rights attaching to such Shareholder’s Registered Shares at each General Meeting and cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote at each meeting of the Board of Directors (as the case may be) in accordance with the Special Resolution(s) (as defined in Section 4.2(a)) and/or Ordinary Resolution(s) (as the case may be) adopted at the relevant Preparatory Meeting.

3.5.	JOINDER BY AFFILIATES FOLLOWING A SECTION 3.3 OR A SECTION 3.4 PURCHASE
In the event that a Shareholder’s Affiliate that is not a party to this Agreement intends to acquire any Registered Shares pursuant to Section 3.3 or Section 3.4, then, as a condition for such acquisition, (a) either such Shareholder or such Affiliate shall give to the other Shareholders written notice of the intended acquisition by no later than ten (10) days prior to the consummation of the intended acquisition, providing reasonable details on such Affiliate, including the identity of such Affiliate and reasonable evidence that such Affiliate qualifies as an “Affiliate” (as defined in Section 1.1) of the Shareholder in question; (b) prior to, or simultaneously with the consummation of such acquisition, such Affiliate shall execute a written instrument pursuant to which, effective as of the consummation of such purchase, such Affiliate shall become a party to this Agreement, unconditionally and expressly acknowledging and accepting all of its terms, and shall assume all of the rights and obligations provided in this Agreement with respect to the Registered Shares to be acquired, with such Registered Shares remaining bound and subject to this Agreement and (c) the Shareholder who appointed such Affiliate as the acquirer shall remain jointly and severally liable with such Affiliate for such Affiliate’s performance of its obligations under this Agreement.

3.6.	TRANSFER OF SUBSCRIPTION AND EQUIVALENT RIGHTS
The foregoing provisions of Section 3 shall be equally applicable to any Transfer of subscription rights corresponding to Registered Shares, any rights or instruments convertible into or exchangeable for Registered Shares, any voting rights attaching to any Registered Shares, or any instruments granting the holder any voting right attaching to the Registered Shares or any power to exercise or direct the exercise of voting rights attaching to any Registered Shares (except for powers of attorney granted to another Shareholder within the same Group or to legal counsel or other representatives of the Shareholder granting such power of attorney).

3.7.	EXIT OF THE NSSMC GROUP OR THE T/T GROUP
(a)    At any time after November 16, 2022, either NSSMC or Ternium (the “Initiating Party”) may, in its sole discretion, with or without cause, trigger by written notice to the other such Party (the “Non-Initiating Party”) the procedure contemplated in this Section 3.7 to the effect that either (x) the Initiating Party will purchase all Subject Shares (as defined below) held by the Non-Initiating Party and its Affiliates or (y) the Non-Initiating Party will purchase all Subject Shares held by the Initiating Party and its Affiliates (such procedure, the “Buy/Sell Procedure”). Notwithstanding anything to the contrary in any other Section of this Agreement, the Buy/Sell Procedure may be triggered by either NSSMC or Ternium (and if so triggered, the Buy/Sell Procedure shall be conducted to completion pursuant to and in accordance with the provisions below) whether or not the Initiating Party or any of its Affiliates is in breach (or allegedly in breach) of any of its obligations under this Agreement. In any event, the triggering, execution and completion of the Buy/Sell Procedure shall occur independently of, and be without prejudice to, any rights or remedies that any Party may have under applicable Law or this Agreement in respect of any such breach (or alleged breach).
The term “Subject Shares” means (i) when used in reference to Ternium (either as the Initiating Party or as the Non-Initiating Party) and its Affiliates, (A) all Registered Shares held by the Shareholders belonging to the T/T Group, including each of Confab, Prosid, Ternium Argentina and Ternium and/or any Affiliate of any thereof or any Section 3.3 Transferee becoming a Party and member of the T/T Group pursuant to the applicable proceedings and provisions contemplated in the foregoing sub-Sections of this Section 3 and (B) any new Shares subscribed for by any Shareholder belonging to the T/T Group in connection with any capital increases approved at Usiminas at any time and from time to time after the Execution Date (whether or not such new Shares are added as Registered Shares hereunder); and (ii) when used in reference to NSSMC (either as the Initiating Party or as the Non-Initiating Party) and its Affiliates, (A) all Registered Shares held by the Shareholders belonging to the NSSMC Group, including each of Metal One, Mitsubishi, NSSMC, NU and/or any Affiliate of any thereof or any Section 3.3 Transferee becoming a Party and member of the NSSMC Group pursuant to the applicable proceedings and provisions contemplated in the foregoing sub-Sections of this Section 3 and (B) any new Shares subscribed for by any Shareholder belonging to the NSSMC Group in connection with any capital increases approved at Usiminas at any time and from time to time after the Execution Date (whether or not such new Shares are added as Registered Shares hereunder).
(b)    In the 6-month period following the triggering of the Buy/Sell Procedure, NSSMC and Ternium will conduct high-level, good faith discussions between them to try and seek a mutually acceptable alternative solution to a purchase and sale transaction of Subject Shares; provided that neither NSSMC nor Ternium shall be under any obligation to agree to any such alternative solution, nor shall any of such discussions create any duties, rights or expectations on any of NSSMC or Ternium (nor on any Shareholder belonging to any of the NSSMC Group or the T/T Group), under statutory good faith (boa-fé objetiva) or otherwise, unless and until definitive binding agreements are negotiated to each of NSSMC’s and Ternium’s satisfaction in their respective sole discretion and duly executed by each of NSSMC and Ternium.
(c)    If NSSMC and Ternium do not reach agreement on an alternative solution as provided in Section 3.7(b), then in the 30-day period following expiration of the 6-month discussion period contemplated in Section 3.7(b), NSSMC and Ternium shall conduct additional high-level, good faith discussions between them to try and seek a mutually acceptable agreement on a negotiated purchase and sale transaction whereby either (i) the Initiating Party will purchase all Subject Shares held by the Non-Initiating Party and all other Shareholders belonging to the Non-Initiating Party’s Group or (ii) the Non-Initiating Party will purchase all Subject Shares held by the Initiating Party and all other Shareholders belonging to the Initiating Party’s Group; provided that neither NSSMC nor Ternium shall be under any obligation to agree to any such transaction, nor shall any discussions or negotiations pursuant to this Section 3.7(c) create any duties, rights or expectations on any of NSSMC or Ternium (nor on any Shareholder belonging to any of the NSSMC Group or the T/T Group), under statutory good faith (boa-fé objetiva) or otherwise, unless and until definitive binding agreements are negotiated to each of NSSMC’s and Ternium’s satisfaction in their respective sole discretion and duly executed by each of NSSMC and Ternium.

(d)    If, by the expiration of the 30-day discussion period contemplated in Section 3.7(c), NSSMC and Ternium shall have not entered into a definitive binding agreement in respect of a negotiated purchase and sale transaction for all Subject Shares held either (x) by the Non-Initiating Party and all other Shareholders belonging to the Non-Initiating Party’s Group, or (y) by the Initiating Party and all other Shareholders belonging to the Initiating Party’s Group, then the Initiating Party may, by no later than on the thirtieth (30th) day after the expiration of the 30-day discussion period contemplated in Section 3.7(c), make an offer to purchase all Subject Shares held by the Non-Initiating Party and all other Shareholders belonging to the Non-Initiating Party’s Group; provided that, in the event a purchase offer is not so made by the Initiating Party by the thirtieth (30th) day after the expiration of the 30-day discussion period contemplated in Section 3.7(c), the procedure contemplated in this Section 3.7 shall cease and, if either the Initiating Party or the Non-Initiating Party still desires to exercise the Buy/Sell Procedure, it shall have to be repeated in full as a subsequent and separate exercise of the Buy/Sell Procedure from the beginning (i.e., including the 6-month and 30-day discussion periods set forth in Section 3.7(b) and Section 3.7(c) above). The Non-Initiating Party shall, within two (2) Business Days of receiving the offer, either accept the offer or make a counteroffer to purchase all Subject Shares held by the Initiating Party and all other Shareholders belonging to the Initiating Party’s Group at a price per share that is higher than that offered by the Initiating Party by at least five percent (5%). In case of a counteroffer, the Initiating Party shall, within two (2) Business Days of receiving the counteroffer, either accept it or make a new offer at a price per share that is higher than that of the counteroffer by at least five percent (5%). The Initiating Party and the Non-Initiating Party may repeat this procedure and continue sending each other new offers and counteroffers (in each case, within a 2-Business Day timeframe from one to the next and for a price that is higher than that of the immediately preceding offer or counteroffer by at least five percent (5%)) until an offer or counteroffer is accepted or deemed to be accepted. All offers and counteroffers made in connection with the procedure contemplated in this Section 3.7(d) shall be made for a price per share expressed and payable in Dollars and cash on demand (à vista), shall comprise all Subject Shares held by the offeree and all other Shareholders in the offeree´s Group, and shall be irrevocable and shall not be subject to any condition (except for payment of the purchase price and any mandatory Government Authorizations as may be required as a condition to the consummation of the sale and purchase of the relevant Subject Shares). In the first offer or counteroffer, or in the acceptance notice, sent by either NSSMC or Ternium pursuant to this Section 3.7(d), such Party shall designate the bank account(s) to which any purchase price that may be payable to such Party and its applicable Affiliates in connection with the consummation of a Buy/Sell Transaction under this Section 3.7 is to be paid upon the closing thereof. Any offer or counteroffer that is not responded to with a counteroffer or new offer (as applicable) in a timely fashion and otherwise in compliance with the provisions of this Section 3.7(d) within two (2) Business Days of receipt shall be deemed to have been irrevocably and unconditionally accepted by the receiving Party upon expiration of such 2-Business Day period and, accordingly, any references in this Section 3.7 to “acceptance” of an offer or counteroffer shall be deemed to include deemed acceptance as provided in this sentence. For illustration purposes, an offer or counteroffer in which the offeror (whether the Initiating Party or the Non-Initiating Party) (I) offers a price payable other than in Dollars and cash on demand, (II) does not increase the price as required hereunder, (III) encompasses less than all of the Subject Shares held by the offeree and all other Shareholders in the offeree´s Group, or (IV) imposes any conditions other than those expressly referred to above, shall be deemed not in compliance with the provisions of this Section 3.7(d), and shall not be considered a valid offer or counteroffer for purposes of this Section 3.7(d), provided that, in this case, the immediately preceding valid counter offer or offer shall be deemed to be accepted upon expiration of such 2-Business Day period.
Solely for purposes of this Section 3.7:
(i)    any notice, offer or counteroffer delivered after 5 p.m. of the recipient’s local time (i.e., if delivered to NSSMC, Tokyo, Japan time; and if delivered to Ternium, Buenos Aires, Argentina time) shall be deemed to have been received as of the following Business Day, and any notice delivered at or prior to 5 p.m. of the recipient’s local time shall be deemed to have been received as of the same Business Day;
(ii)    any notice given and any offer or counteroffer made under or pursuant to this Section 3.7 (A) must be in writing and in the English language, (B) must be sent both by e-mail and by fax, to the e-mail address and fax number respectively indicated in Appendix 1 hereto for the intended addressee thereof (i.e., NSSMC or Ternium, as the case may be) (or to such other e-mail address and fax number as such Party may designate by written notice to the other Parties pursuant to Section 11.2 below not less than three (3) Business Days prior to the expiration of the 30-day discussion period contemplated in Section 3.7(c)) and (C) shall be deemed to have been “delivered” upon the earlier of the sender’s receipt of either (x) a delivery confirmation from the recipient’s e-mail server indicating that the email was delivered to the recipient’s mailbox or has reached the recipient’s e-mail server or (y) a fax transmission confirmation by the sender’s fax machine or fax transmission software (with no indication of failure of delivery) (for the avoidance of doubt, if a notice, offer or counteroffer is sent by both e-mail and fax, a single confirmation of either e-mail or fax delivery shall suffice for such notice, offer or counteroffer to be deemed to have been “delivered”);
(iii)    the Party receiving any notice, offer or counteroffer shall have the applicable number of Business Days, until the end, in local time, of the Business Day on which the term therefor expires, to respond to such notice, offer or counteroffer (e.g., if an offer is delivered to NSSMC on a Monday at or prior to 5 p.m. Tokyo, Japan time, and the term for NSSMC to respond to such offer is two (2) Business Days, NSSMC would have until midnight, Japan time, Wednesday to send its response (assuming that each of Monday, Tuesday and Wednesday in the week in which such notice is delivered is a Business Day); and
(iv)    the Party sending an offer or counteroffer shall have one (1) hour after delivery of such offer or counteroffer to correct or rectify any clerical mistakes or other errors in its offer or counteroffer; provided that (A) an offer or counteroffer may be corrected or rectified only once within the applicable 2-Business day period by delivering a revised offer or counteroffer within one (1) hour of delivery of the offer or counteroffer being so corrected or rectified, (B) a revised offer or counteroffer that is so delivered may not be further corrected or rectified following delivery, and (C) such offer or counteroffer (as revised in accordance with this Section 3.7(d)(iv), as applicable) shall be open for acceptance or counteroffer by the receiving Party (in the applicable 2-Business Day period with respect thereto in accordance with this Section 3.7) only after the one (1) hour window contemplated by this Section 3.7(d)(iv) elapses.
(e)    Each Shareholder belonging to the NSSMC Group or the T/T Group expressly agrees (and each Shareholder which becomes a party hereto as part of any such Group after the Execution Date by joining this Agreement expressly agrees, upon such joinder) that the right or discretion to determine, accept (whether expressly or by omission), reject, propose and/or send offers and counteroffers (including any purchase prices offered or counteroffered in any of such offers or counteroffers) under this Section 3.7 will be available solely and exclusively to NSSMC and Ternium, respectively, and each of the other Shareholders in their respective Groups waives the ability to exercise such rights independently and agrees that any of their rights in connection herewith shall be exercised by NSSMC or Ternium, as applicable, on their behalf as a uniform block. For purposes of this Section 3.7, the following rules shall apply:
(i)    Any and all written notices given and any and all offers and counteroffers made under or pursuant to this Section 3.7 shall be made exclusively by NSSMC (on its own behalf as a Purchasing Party and on behalf of the NSSMC Group as the Selling Parties) and by Ternium (on its own behalf as a Purchasing Party and on behalf of the T/T Group as the Selling Parties). Each of NSSMC and Ternium may appoint, at any time and from time to time, in their sole and absolute discretion, one or more of its directors, officers or other representatives (including any external advisers) to represent its respective Group in connection with any Buy/Sell Procedure and/or any discussions or negotiations under or pursuant to this Section 3.7. Without prejudice to the foregoing, any and all notices given and any and all offers and counteroffers made by NSSMC under or pursuant to this Section 3.7 shall be signed by NSSMC on its own behalf as a Purchasing Party and also on behalf of each of the Shareholders belonging to the NSSMC Group as the Selling Parties pursuant to Section 3.7(e)(ii) below, and any and all notices given and any and all offers and counteroffers made by Ternium under or pursuant to this Section 3.7 shall be signed by Ternium on its own behalf as a Purchasing Party and also on behalf of each of the Shareholders belonging to the T/T Group as the Selling Parties pursuant to Section 3.7(e)(iii) below.
(ii)    Each Shareholder belonging to the NSSMC Group (and each Shareholder which becomes a party hereto as part of such Group after the Execution Date by joining this Agreement, upon such joinder) irrevocably authorizes NSSMC, for so long as this Agreement shall remain effective, and as a condition for the transactions contemplated hereunder (como condição do negócio, as per article 684 of the Civil Code of Brazil (Law No. 10,406/2002, as amended from time to time)), to give notice under Section 3.7(a) triggering the Buy/Sell Procedure and to make or accept any offer or counteroffer as provided in Section 3.7(d) (including through deemed acceptance as provided therein), such that, whenever NSSMC makes or accepts any offer or counteroffer, fails to timely respond to any offer or counteroffer or responds to any offer or counteroffer in a manner not in compliance with the provisions of Section 3.7(d), it shall do so (or fail to do so) not only on its own behalf as a Purchasing Party and a Selling Party but also on behalf of, and binding, all other Shareholders belonging to the NSSMC Group as Selling Parties.
(iii)    Each Shareholder belonging to the T/T Group (and each Shareholder which becomes a party hereto as part of such Group after the Execution Date by joining this Agreement, upon such joinder) irrevocably authorizes Ternium, for so long as this Agreement shall remain effective, and as a condition for the transactions contemplated hereunder (como condição do negócio, as per article 684 of the Civil Code of Brazil), to give notice under Section 3.7(a) triggering the Buy/Sell Procedure and to make or accept any offer or counteroffer as provided in Section 3.7(d) (including through deemed acceptance as provided therein), such that, whenever Ternium makes or accepts any offer or counteroffer, fails to timely respond to any offer or counteroffer or responds to any offer or counteroffer in a manner not in compliance with the provisions of Section 3.7(d), it shall do so (or fail to do so) not only on its own behalf as a Purchasing Party and a Selling Party but also on behalf of, and binding, all other Shareholders belonging to the T/T Group as Selling Parties.
(iv)    Following such time as a Purchasing Party (whether NSSMC or Ternium) shall have executed and completed a Buy/Sell Transaction through the Buy/Sell Procedure, such Purchasing Party shall be free to further Transfer any

Subject Shares acquired by such Purchasing Party pursuant to such Buy/Sell Transaction (A) in accordance with Section 3 of this Agreement, in respect of the acquired Subject Shares that are Registered Shares, or (B) freely, in respect of such acquired Subject Shares that are not Registered Shares, pursuant to Section 2.2(a) above.
(f)    Once an offer or counteroffer is accepted (including through deemed acceptance as provided in Section 3.7(d)), the Party that sent such offer or counteroffer (the “Purchasing Party”) shall become irrevocably obligated to purchase and acquire from (i) the Party that received such offer or counteroffer and (ii) all other Shareholders belonging to such other Party’s Group ((i) and (ii) together, hereinafter referred to as the “Selling Parties”), and the respective Selling Parties shall each become obligated to sell and Transfer to the Purchasing Party, in accordance with the procedures set forth in Section 3.7(g) below, all Subject Shares held by each of such Selling Parties, at the price per share set forth in the accepted or deemed to have been accepted offer or counteroffer, as promptly as practicable and, in any event, by no later than on the tenth (10th) Business Day after the relevant offer or counteroffer is accepted or deemed to have been accepted (such transaction, a “Buy/Sell Transaction”); provided that notwithstanding anything to the contrary in this Section 3.7, in the event that any Government Authorizations are required as a condition to the consummation of such Buy/Sell Transaction, then the applicable term for consummating such Buy/Sell Transaction shall be extended by such additional time period as may be strictly necessary to obtain all such Government Authorizations, provided, further, that each of the Purchasing Party and the Selling Parties shall (A) promptly take or cause to be taken all action, and do or cause to be done all things on its or its Affiliates’ part required to be taken or done under applicable Law to obtain all requisite Government Authorizations as soon as reasonably practicable. The Purchasing Party shall lead the process to obtain such Government Authorizations (but no meetings may be held with, no decisions may be taken before, and no action may be adopted before, the relevant Governmental Bodies unless both NSSMC and Ternium are present, represented or in agreement) and the Purchasing Party shall bear all filing costs and any similar administrative fees as may be charged in connection therewith, but each of the Purchasing Party and the Selling Parties shall bear the costs of its own counsel, consultants and advisers; and (B) keep each other (NSSMC and Ternium, on behalf of all other Selling Parties) (and, to the extent necessary or required, Usiminas) apprised of the status of matters relating to the obtaining of such Government Authorizations (including giving notice to NSSMC, Ternium and Usiminas promptly upon such Government Authorizations having been obtained). Each of the Purchasing Party and the Selling Parties shall, to the extent reasonably necessary, proper or advisable for the obtaining of any such Government Authorization required for consummating such Buy/Sell Transaction, cooperate in good faith and use their reasonable endeavors to facilitate action taken and things done by each other relating to such Buy/Sell Transaction.

(g)    At the closing of the Buy/Sell Transaction, (i) the Purchasing Party shall pay (or cause to be paid) the purchase price for the Subject Shares (as offered in the accepted or deemed to be accepted offer or counteroffer) in its entirety, by electronic wire transfer of immediately available funds to the bank account(s) informed by the Selling Parties, and (ii) contingent on its concurrent receipt of the applicable purchase price from the Purchasing Party pursuant to the foregoing clause (i) (provided that, as to any of the Selling Parties that shall have designated a bank account in Brazil to receive payment of the applicable purchase price due to such Selling Parties, the Purchasing Party may instead provide customary evidence that the Purchasing Party has made an irrevocable wire transfer order to transfer the applicable purchase price to the bank account in Brazil specified by such Selling Parties, and such customary evidence shall be sufficient confirmation of payment of the applicable purchase price due to such Selling Parties for all purposes under this Section 3.7), each of the Selling Parties shall transfer the Subject Shares to the Purchasing Party, including by signing share transfer orders (ordens de transferência de ações - OTA), instructing and causing the custodian entity with whom the Subject Shares are deposited to transfer them to the Purchasing Party (provided that, for purposes of Section 6 below, the refusal of or failure by any of the Selling Parties to take any of the foregoing action concurrently with the receipt of the corresponding purchase price (or customary evidence that the Purchasing Party has made an irrevocable wire transfer order to transfer the corresponding purchase price to the bank account in Brazil specified by such Selling Parties) shall constitute a material breach by NSSMC (if such defaulting Selling Party belongs to the NSSMC Group) or Ternium (if such defaulting Selling Party belongs to the T/T Group), as applicable), and delivering evidence of such transfer to the Purchasing Party, as well as instructing, causing and taking all other measures with any other agent as are necessary for the implementation and completion of the transfer of the Subject Shares to the Purchasing Party, with delivery of evidence thereof to the Purchasing Party. No share purchase and sale agreement or other additional agreement or document shall be entered into or required to be entered into or delivered by any of the Purchasing Party or the Selling Parties for purposes of implementing the Buy/Sell Transaction. Without prejudice to the foregoing, each Shareholder of the NSSMC Group irrevocably covenants and agrees to sell and transfer all its Registered Shares to Ternium in accordance with this Section 3.7(g) (subject to the terms and conditions of this Section 3.7, including Section 3.7(i)) in the event they are the Selling Parties; and each Shareholder of the T/T Group irrevocably covenants and agrees to sell and transfer all its Registered Shares to NSSMC in accordance with this Section 3.7(g) (subject to the terms and conditions of this Section 3.7, including Section 3.7(i)) in the event they are the Selling Parties.
(h)    Notwithstanding anything in this Agreement to the contrary, the right of first refusal contemplated in Section 3.3 shall not apply in respect of any Subject Shares to be Transferred pursuant to a Buy/Sell Transaction.

(i)    Notwithstanding anything in this Section 3.7 to the contrary, no later than five (5) Business Days after NSSMC or Ternium (as the case may be) shall have accepted or been deemed to have accepted an offer or counteroffer pursuant to Section 3.7(d) above, such Party (i.e., NSSMC or Ternium, as applicable) (the “Retaining Selling Party”) may, by written notice to the Purchasing Party, elect to retain (the “Retention Right”) six point six seven percent (6.67%) of the aggregate amount of then-outstanding Registered Shares (such amount of Registered Shares, the “Retained Shares”) and remain a party to this Agreement, in which case such Selling Party’s Retained Shares shall not constitute Subject Shares for the purposes of this Section 3.7. Each Shareholder belonging to the NSSMC Group or the T/T Group expressly agrees (and each Shareholder which becomes a party hereto as part of any such Group after the Execution Date by joining this Agreement expressly agrees, upon such joinder) that the Retention Right under this Section 3.7(i) will be exercisable solely and exclusively by NSSMC, on behalf of the NSSMC Group, and by Ternium, on behalf of the T/T Group, respectively, and each of the other Shareholders in their respective Groups hereby irrevocably waives the ability to exercise the Retention Right, to have any of their respective Subject Shares included or treated as Retained Shares or otherwise to claim or exercise any rights of a Retaining Selling Party hereunder; provided, however, that, following the exercise of its Retention Right, NSSMC or Ternium, as applicable, shall be free to Transfer all or any portion of the Retained Shares to any one or more Shareholders belonging to its Group or to any one or more of its or their respective Affiliates in accordance with and subject to the applicable proceedings and provisions contemplated in the foregoing sub-Sections of this Section 3.
(j)    Following completion of the Buy/Sell Transaction in which the Retaining Selling Party has exercised its Retention Right, (i) the governance rules set forth in Section 4 shall apply as modified by Section 5 below and (ii) Section 3.7 shall no longer apply, with no Party being entitled to start a new Buy/Sell Procedure thereafter.

3.8.	NO RECOGNITION OF UNPERMITTED TRANSFERS OR ENCUMBRANCES
(a)    Subject to Section 3.8(b) below, any purported Transfer of or Encumbrance on any Registered Shares made, granted, created or in any way effected other than strictly in accordance with and subject to the applicable proceedings and provisions contemplated in the foregoing sub-Sections of this Section 3 or Section 7.2, as applicable, shall be invalid and ineffective (inválida e ineficaz) and shall not be registered by Usiminas; provided that, without prejudice to any other remedies available to any of the Parties hereunder or under applicable Law, until such breach is remedied:
(i)    such Registered Shares shall not entitle the intended Transferee thereof to participate in or vote at any Preparatory Meeting,

(ii)    in computing the majority required for the adoption of any Special Resolution or Ordinary Resolution at any Preparatory Meeting, such Registered Shares shall be disregarded,
(iii)    the intended Transferee of such Registered Shares shall abide by all of the obligations applicable to a Shareholder under this Agreement, including, without limitation, each of Section 3.3, Section 3.4, Section 3.6, Section 3.7, Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.14 and Section 7.2; provided, however, such intended Transferee shall not be entitled to exercise any rights whatsoever corresponding to such Registered Shares or to the Transferring Party or the Transferring Party’s Group (or, generally, to any Party) hereunder, including, without limitation, in the Sections identified in this Section 3.8(a)(iii), and
(iv)    such Registered Shares shall continue to be bound and subject to this Agreement, and the breaching Shareholder and/or the intended Transferee, as applicable, shall cause the voting rights attaching thereto at each General Meeting to be exercised in accordance with the terms of this Agreement and, in case such voting rights are not so exercised, the remedies and reliefs contemplated in article 118, §§ 8 and 9 of the Corporations Law shall apply.
(b)    In case of an involuntary Encumbrance on any Registered Shares, such as the seizure of Registered Shares by a Governmental Body, the Party holding such Registered Shares shall take all necessary action to cure or otherwise cause the release of the imposed involuntary Encumbrance as promptly as practicable after its imposition, provided that, in the event that such involuntary Encumbrance (i) shall at any time have deprived the Party holding the affected Registered Shares from its ability to freely exercise the voting rights attaching thereto or (ii) is incurable or is not cured or otherwise released within sixty (60) days, then (A) the provisions in Section 3.8(a)(i), Section 3.8(a)(ii), Section 3.8(a)(iii) and Section 3.8(a)(iv) shall apply with immediate effect with respect to such affected Registered Shares and shall remain effective until such time as such Encumbrance is cured or otherwise released and (B) for purposes of Section 6 below, to the extent any such involuntary Encumbrance shall result from any action or inaction by the Party holding the affected Registered Shares, such applicable involuntary Encumbrance shall constitute a material breach by the Party on which it is imposed.
SECTION 4.     GOVERNANCE OF USIMINAS
Subject to Section 5 below, the Shareholders shall govern Usiminas in accordance with the following rules:

4.1.	PREPARATORY MEETINGS
(a)    Except as otherwise provided in this Agreement, prior to each General Meeting and each meeting of the Board of Directors, a meeting (a “Preparatory Meeting”) shall be held among NSSMC, on behalf of the NSSMC Group, Ternium, on behalf of the T/T Group, and PU, on behalf of the PU Group, in order to formulate and adopt a unified position to be taken by the Shareholders at such General Meeting, or by the members of the Board of Directors nominated by the applicable Shareholders at such meeting of the Board of Directors, as the case may be. Each Shareholder belonging to the NSSMC Group (and each Shareholder which becomes a party hereto as part of such Group after the Execution Date by joining this Agreement, upon such joinder) irrevocably authorizes NSSMC, for so long as this Agreement shall remain effective, and as a condition for the transactions contemplated hereunder (como condição do negócio, as per article 684 of the Civil Code of Brazil), to represent it and to vote on its behalf at any and all Preparatory Meetings on any and all matters (whether requiring approval by Special Resolution or by Ordinary Resolution) in NSSMC’s sole and absolute discretion; and each Shareholder belonging to the T/T Group (and each Shareholder which becomes a party hereto as part of such Group after the Execution Date by joining this Agreement, upon such joinder) irrevocably authorizes Ternium, for so long as this Agreement shall remain effective, and as a condition for the transactions contemplated hereunder (como condição do negócio, as per article 684 of the Civil Code of Brazil), to represent it and to vote on its behalf at any and all Preparatory Meetings on any and all matters (whether requiring approval by Special Resolution or by Ordinary Resolution) in Ternium’s sole and absolute discretion.
(b)    The Shareholders agree and covenant that they shall exercise the voting rights attaching to their Registered Shares at each General Meeting in accordance with the Special Resolution(s) and/or Ordinary Resolution(s), as applicable, adopted at the relevant Preparatory Meeting, as a single, unified block. Each Shareholder further agrees and covenants to cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote at each meeting of the Board of Directors in accordance with the Special Resolution(s) or Ordinary Resolution(s), as applicable, adopted at the relevant Preparatory Meeting.
(c)    Preparatory Meetings shall be conducted in the English language and may be held and attended in person or by teleconference, videoconference or any other instant communication means. NSSMC, Ternium and PU shall be responsible for the convening of Preparatory Meetings, and shall make their best endeavors so that such meetings are held with reasonable anticipation and at least one (1) day before the date of the relevant Board of Directors’ meetings or General Meetings; provided that, if NSSMC, Ternium and PU unanimously agree, the Preparatory Meeting may be held on the date of, and immediately prior to, the relevant Board of Directors’ meeting or General Meeting.

(d)    Preparatory Meetings may also be held at any time and from time to time as NSSMC, Ternium and PU may agree, to discuss and resolve upon matters to be submitted and resolved upon at future, not-yet-convened Board of Directors’ meetings or General Meetings to be called within three (3) months of any such Preparatory Meeting, and the resolutions adopted at such Preparatory Meetings shall be valid and binding upon the Parties at such Board of Directors’ meeting or General Meeting. Following the adoption of a resolution at any such Preparatory Meeting, NSSMC, Ternium and PU shall cause the matter so resolved upon to be properly submitted to a Board of Directors meeting or General Meeting to be called within three (3) months of such Preparatory Meeting, as applicable, and (i) if submitted to such General Meeting, all Parties shall exercise the voting rights attaching to their Registered Shares at the relevant General Meeting in accordance with the Special Resolution(s) and/or Ordinary Resolution(s) adopted at such Preparatory Meeting, as a single, unified block; or (ii) if submitted to such Board of Directors meeting, each of NSSMC, Ternium and PU shall cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by it to vote at the relevant meeting of the Board of Directors in accordance with the Special Resolution(s) or Ordinary Resolution(s) adopted at such Preparatory Meeting. If any such Board of Directors meeting or General Meeting is not called within three (3) months of any such Preparatory Meeting, the corresponding resolutions adopted at such Preparatory Meeting to be submitted and resolved upon at such Board of Directors meeting or General Meeting shall cease to have any force or effect and such matter shall be subject to the applicable resolution of the Shareholders at a new Preparatory Meeting with respect thereto.
(e)    In lieu of holding a Preparatory Meeting in person, by teleconference, or videoconference, the Preparatory Meeting may be held virtually, with NSSMC, Ternium and PU respectively submitting written votes on the matters to be resolved at the relevant Board of Directors’ meetings or General Meetings, which written votes shall be submitted by e-mail (or other written communication means as the Parties may agree), to each other and to Usiminas’ Corporate Secretary, on or prior to such date and time as the Parties may agree in respect of the relevant meeting. The minutes and votes of the Preparatory Meetings shall be written in the English language.
(f)    A Special Resolution or Ordinary Resolution adopted at a Preparatory Meeting may be revoked, repealed, amended, supplemented or otherwise altered only at the same or at a subsequent Preparatory Meeting, so long as such revocation, repeal, amendment, supplement or other alteration is adopted with such number of affirmative votes as is required hereunder for the adoption of such Special Resolution or Ordinary Resolution.

4.2.	MATTERS REQUIRING APPROVAL BY SPECIAL RESOLUTION
(a)    Except as may be otherwise provided in this Section 4.2(a), any decisions concerning any of the matters listed from (i) through (xiii) below, (x) shall be subject to a Preparatory Meeting and (y) shall only be adopted with the affirmative vote of Shareholders holding, in the aggregate, at least ninety-three point four percent (93.4%) of the total number of Registered Shares (a “Special Resolution”); other than Special Resolutions in connection with any transactions falling under item y) of article 13 of the Bylaws, which shall be deliberated and voted upon in accordance with the procedure contemplated in Section 4.3 below:
(i)    increase of Usiminas’ capital through subscription of new shares, and the fixing of the issuance price(s) of such shares (including through parameters);
(ii)    reduction of Usiminas’ capital;
(iii)    modification of Usiminas’ corporate purpose;
(iv)    issuance of securities convertible into shares;
(v)    issuance of new classes of shares or alteration of the powers, preferences or rights of the existing classes of shares;
(vi)    reorganization of Usiminas through merger or consolidation into or with another company or through a spin-off;
(vii)    participation in a group of companies or a consortium of any kind or entering into a comprehensive strategic alliance agreement; provided, however, that any proposed transaction falling under this item (vii) shall be first presented for consideration by the Shareholders at a Preparatory Meeting and, if a Shareholder requests that Usiminas engages an independent first-class investment bank or audit firm to provide an opinion as to the fairness of the terms of such transaction, and the bank or firm so engaged concludes (after considering the information provided by all the Shareholders) that the terms of such transaction are fair to Usiminas, then such transaction may be approved by Ordinary Resolution (i.e., no Special Resolution shall be required) at a second Preparatory Meeting;
(viii)    dissolution, liquidation, judicial reorganization, admission of bankruptcy, or composition, or the discontinuance of any ongoing liquidation or judicial reorganization;
(ix)    determination of Usiminas’ dividend policy and subsequent modifications to that policy;

(x)    incurrence or granting of loans or other financings, granting of guarantees, or approval of any other action that, in each case, would result in an increase of the amount of indebtedness exceeding two-thirds (2/3) of Usiminas’ net equity;
(xi)    any acquisition or transfer of any permanent asset(s) or any new investment(s) for a value exceeding ten percent (10%) of the net equity of Usiminas; provided, however, that any proposed transaction falling under this item (xi) shall be first presented for consideration by the Shareholders at a Preparatory Meeting, and if a Shareholder requests that Usiminas engages an independent first-class investment bank or audit firm to prepare a fairness opinion or valuation report in connection with such transaction and the value of such transaction falls within the range of values determined by the bank or firm so engaged (after considering the information provided by all the Shareholders), then such transaction may be approved by Ordinary Resolution (i.e., no Special Resolution shall be required) at a second Preparatory Meeting;
(xii)    any capital expenditure in an amount exceeding three percent (3%) of Usiminas’ net equity, irrespective of whether any such expenditure is to be made in a single transaction or in a series of combined or connected transactions;
(xiii)    any modification to the Bylaws which involves matters concerning the subject or the purpose of this Section 4.2(a).
(b)    In the event that any resolution concerning any matter requiring approval by Special Resolution which has not been so approved is proposed by any Person and/or submitted to a vote at a General Meeting or at a meeting of the Board of Directors, each Shareholder shall vote against such proposed resolution at such General Meeting or shall cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholder to vote against such proposed resolution at such meeting of the Board of Directors (as the case may be). As an alternative for voting against a proposed resolution, the Shareholders or the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholders may jointly agree to vote for the withdrawal of the corresponding proposed resolution.
(c)    Neither the approval by the Shareholders of any Special Resolution at a Preparatory Meeting concerning any matter listed from (i) through (xiii) in Section 4.2(a) above, nor any subsequent formal resolution adopted by Usiminas’ Board of Directors or General Meeting with the affirmative vote of the Shareholders or the members of the Board of Directors appointed by the Shareholders (as the case may be) shall give rise to any obligation on the part of the Shareholders to contribute any funds or provide any guarantees or any other financial support or assistance to Usiminas. By way of example

(and not of limitation), if an increase of Usiminas’ capital through subscription of new shares were approved by the Shareholders at a Preparatory Meeting and then at the General Meeting with the affirmative vote of the Shareholders, the Shareholders would have a preemptive right (direito de preferência) to subscribe such shares as provided by applicable Law, but their approval thereof would not give rise to, nor should it be construed as, an obligation or commitment on the part of the Shareholders to effectively subscribe for any such shares.

4.3.	RELATED-PARTY TRANSACTIONS REQUIRING APPROVAL BY SPECIAL RESOLUTION
Notwithstanding anything to the contrary in Section 4.2 above or in any other provision of this Agreement, whenever a transaction or other matter requiring approval by Special Resolution falls under item y) of article 13 of the Bylaws, then any Shareholder(s) having a direct interest in such transaction or matter (whether as the counterparty to Usiminas in the transaction or matter, or as an Affiliate of the counterparty to Usiminas in the transaction or matter) shall advise the other Shareholders thereof and abstain from voting on its approval at the relevant Preparatory Meeting and, in computing the majority required for the adoption of a Special Resolution in connection with such transaction or matter, the Registered Shares held by such Shareholder(s) shall be disregarded, such that a resolution shall be adopted if approved by at least ninety-three point four percent (93.4%) of the total number of Registered Shares excluding the aggregate number of Registered Shares held by any Shareholder(s) required to abstain from voting as per this Section 4.3; provided, however, that prior to the deliberation of any such transaction or matter covered by this Section 4.3, any Shareholder having a direct interest in such transaction or matter shall be entitled to explain to the other Shareholders (and to the members of the Board of Directors and/or the General Meeting, as applicable), directly or through consultants selected for such purpose, its view and arguments regarding the transaction or matter in question to provide all the Shareholders (and to all members of the Board of Directors and/or Persons attending the General Meeting, as applicable) with complete information of all relevant aspects to enable them to take a fully informed deliberation and decision about the relevant transaction or matter.

4.4.	MATTERS NOT REQUIRING APPROVAL BY SPECIAL RESOLUTION
(a)    The adoption of a resolution at a Preparatory Meeting concerning any matter to be submitted to, or to be resolved upon by, a General Meeting or a meeting of the Board of Directors, other than those matters requiring approval by Special Resolution under Section 4.2 above, shall require approval by Ordinary Resolution. In the event that any resolution concerning any matter requiring approval by Ordinary Resolution which has not been so approved is proposed by any Person and/or submitted to a vote at a General Meeting or at a meeting of the Board of Directors, each Shareholder shall vote against such proposed resolution at such General Meeting or shall cause the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such

Shareholder to vote against such proposed resolution at such meeting of the Board of Directors (as the case may be). As an alternative for voting against a proposed resolution, the Shareholders or the member(s) of the Board of Directors (or the alternate(s) thereof) nominated by such Shareholders may jointly agree to vote for the withdrawal of the corresponding proposed resolution.
(b)    The multiannual mid-term plan (or any annual revisions thereof) shall be presented to the Shareholders at a Preparatory Meeting prior to its formal consideration and approval by the Board of Directors; provided, however, that, notwithstanding anything to the contrary in this Section 4.4 or in any other provision of this Agreement, such presentation shall be made for informational purposes only and any multiannual mid-term plan (or annual revision thereof) so presented shall not be binding.

4.5.	RELATED-PARTY TRANSACTIONS NOT REQUIRING APPROVAL BY SPECIAL RESOLUTION
Notwithstanding anything to the contrary in Section 4.4 above or in any other provision of this Agreement, whenever a transaction or other matter which does not require approval by Special Resolution falls under item y) of article 13 of the Bylaws, then such transaction or matter shall not be considered or approved at a Preparatory Meeting, and the Shareholders shall not be required to adopt a unified position thereon. The approval of any such transactions or matter shall be subject to the applicable rules provided in the Corporations Law and/or any other applicable Law and in the Bylaws, and the members of the Board of Directors (and their alternates) nominated by the Shareholders pursuant to this Agreement shall be free to vote on the approval of any such transaction or matter as they consider appropriate and with due observance of their duties under applicable Law and the applicable provisions of the Bylaws, and such members of the Board of Directors (and their alternates) shall not be expected or required (nor shall they be deemed to be bound hereunder) to exercise their vote to favor any Party or any Affiliate of any Party in any way; provided, however, that prior to the deliberation of any such transaction or matter covered by this Section 4.5, any Shareholder having a direct interest in such transaction or matter shall be entitled to explain to the other Shareholders and to the members of the Board of Directors and/or to the General Meeting, as applicable, directly or through consultants selected for such purpose, its view and arguments regarding the transaction or matter in question to provide all the Shareholders and to all members of the Board of Directors and/or Persons attending the General Meeting with complete information of all relevant aspects to enable them to take a fully informed deliberation and decision about the relevant transaction or matter.

4.6.	NOMINATION AND ELECTION OF MEMBERS TO THE BOARD OF DIRECTORS; COMPOSITION OF THE BOARD OF DIRECTORS
(a)    Board of Directors’ Size and Term. Except as provided in §7 of article 141 of the Corporations Law, the number of members of the Board of Directors to be elected by the General Meeting shall not exceed the maximum number provided in the Bylaws. The Parties shall not approve any amendment to the Bylaws reducing such maximum number without the consent of all Shareholders having a right to nominate members to the Board of Directors under this Section 4.6. In addition, the number of members of the Board of Directors to be nominated by the Parties for election at the General Meeting shall not be lower than seven (7). Without prejudice to the right of Shareholders having a right to nominate members to the Board of Directors under this Section 4.6 and to replace and substitute any members so nominated pursuant to Section 4.14 below, each such Shareholder shall nominate a number of alternate members (membros suplentes) that equals the number of members (membros titulares) of the Board of Directors as that Shareholder is entitled to nominate hereunder, and any such alternate member(s) shall substitute any member(s) of the Board of Directors nominated by such Shareholder in case of impediment or temporary absence, or replace such member of the Board of Directors in the event of resignation, removal, inability, incapacity, death or any other vacancy event occurring at any time before expiration of any such member(s) term of office.
Members of the Board of Directors and their alternates shall be elected to hold office for 2-year terms, from the date of the annual General Meeting at which they are elected to the date of the second-next annual General Meeting (with due regard to article 150, § 4 of the Corporations Law), at which a new election of members of the Board of Directors shall be held. Members of the Board of Directors and their alternates may be re-elected indefinitely.
(b)    Nomination of members to the Board of Directors. So long as (x) with respect to the matters below applicable to the NSSMC Group and the T/T Group, the NSSMC Group and the T/T Group each hold twenty-five percent (25%) or more of the total number of Registered Shares, and (y) with respect to the matters below applicable to PU or the PU Group, the PU Group holds six point six seven percent (6.67%) or more of the total number of Registered Shares, the following nomination rules shall apply:
(i)    NSSMC, on the one hand, and Ternium, on the other, shall each nominate always an equal number of candidates for election to the Board of Directors, with NSSMC and Ternium nominating a minimum of three (3) candidates (and their respective alternates) each, with the effect that (A) NSSMC and Ternium shall in all cases, in the aggregate, nominate a majority of the members of the Board of Directors (i.e., not fewer than half plus one of the total number of members of the Board of Directors to be appointed at the General Meeting) and their respective alternates, and (B) NSSMC and Ternium shall each nominate an equal number of members of the Board of Directors (and their respective alternates). Without prejudice to the provisions of any separate agreements as may from time to time be made by and among the members of the NSSMC Group, each Shareholder belonging to the NSSMC Group (and each

Shareholder which becomes a party hereto as part of such Group after the Execution Date by joining this Agreement, upon such joinder) irrevocably authorizes NSSMC, for so long as this Agreement shall remain effective, and as a condition for the transactions contemplated hereunder (como condição do negócio, as per article 684 of the Civil Code of Brazil), to nominate candidates (and alternates thereof) for election to the Board of Directors pursuant to this Agreement, including, in the case of NU, the candidate that NU has the right to appoint pursuant to article 27 of the Bylaws, and hereby irrevocably waives any right to nominate candidates (or alternates thereof) to the Board of Directors; and without prejudice to the provisions of any separate agreements as may from time to time be made by and among the members of the T/T Group, each Shareholder belonging to the T/T Group (and each Shareholder which becomes a party hereto as part of such Group after the Execution Date by joining this Agreement, upon such joinder) irrevocably authorizes Ternium, for so long as this Agreement shall remain effective, and as a condition for the transactions contemplated hereunder (como condição do negócio, as per article 684 of the Civil Code of Brazil), to nominate candidates (and alternates thereof) for election to the Board of Directors pursuant to this Agreement, and hereby irrevocably waives any right to nominate candidates (or alternates thereof) to the Board of Directors. The candidates (and their alternates) nominated for election to the Board of Directors by NSSMC and Ternium shall not be subject to any other Party’s veto or consent.
(ii)    PU shall nominate always one (1) candidate and his or her respective alternate for election to the Board of Directors. The candidate (and their alternate) nominated for election to the Board of Directors by PU shall not be subject to any other Party’s veto or consent.
In the event that the percentage of Registered Shares held by any of the NSSMC Group or the T/T Group falls below twenty-five percent (25%) of the total number of Registered Shares, the total number of members of the Board of Directors to be nominated by NSSMC and the T/T Group shall be kept, and its allocation between NSSMC and Ternium shall be proportionally revised taking into account the then relative holdings of Registered Shares by the NSSMC Group and the T/T Group; provided that the candidate that NU has the right to appoint pursuant to article 27 of the Bylaws shall be included among (and not be in addition to) the candidates that NSSMC will be entitled to nominate following such revision; and provided further that so long as (I) the NSSMC Group continues to hold less than twenty-five percent (25%) but no less than six point six seven percent (6.67%) of the Registered Shares, NSSMC shall be entitled to nominate at least one (1) candidate (and his or her alternate) for election to the Board of Directors and (II) the T/T Group continues to hold less than twenty-five percent (25%) but no less than six point six seven percent (6.67%) of the Registered Shares, Ternium shall be entitled to nominate at least one (1) candidate (and his or her alternate) for election to the Board of Directors. Such nomination by each of such Parties shall not be subject to any other Party’s veto or consent.
In addition, so long as PU continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, PU shall be entitled to nominate one (1) candidate (and his or her alternate) for election to the Board of Directors. Such nomination by PU shall not be subject to any other Party’s veto or consent.
The nomination of the members of the Board of Directors pursuant to this Section 4.6 shall not require approval by Special Resolution nor Ordinary Resolution.
(c)    Election of members to the Board of Directors.
(i)    In any election of members to the Board of Directors where neither voto múltiplo nor a separate election under article 141 of the Corporations Law shall have been adopted, the Parties shall vote all their respective Shares (including Registered Shares and all other Shares they hold, with due regard to Section 2.2(d)) to set the total number of members to be elected to the Board of Directors at a number equal to the sum of (A) the number of candidates nominated by each of NSSMC, Ternium and PU in accordance with Section 4.6(b)(i) and Section 4.6(b)(ii) above plus (B) one, to account for the representative elected by Usiminas’ employees and former (retired) employees in accordance with article 12, 1st paragraph, of the Bylaws, and then elect all of the candidates (and their respective alternates) nominated by NSSMC, Ternium and PU.
(ii)    Each Party shall, and shall cause its Affiliates to, refrain from requesting the adoption of or in any way assisting any other Usiminas shareholder to request the adoption of voto múltiplo and/or a separate election under article 141 of the Corporations Law in any election at any General Meeting. In the event voto múltiplo and/or a separate election is nonetheless requested by any third party and adopted, then
(A)    The Parties shall vote all their respective Shares (including Registered Shares and all other Shares they hold, with due regard to Section 2.2(d)) to set the total number of members to be elected to the Board of Directors in the general election at seven (7) members, or such higher number to allow that (x) the NSSMC Group and the T/T Group are able to elect at least six (6) or more members, with each such Group electing an equal number of the respective candidates to the Board of Directors nominated by NSSMC and Ternium in accordance with Section 4.6(b)(i) above and (y) subject to Section 4.6(c)(ii)(B) and Section 4.6(c)(ii)(C), the PU Group is able to elect one (1) member nominated by PU in accordance with Section 4.6(b)(ii) above;

(B)    Whenever necessary to ensure a majority over the total number of members of the Board of Directors, NSSMC and Ternium shall each nominate additional candidates to that effect, with each of NSSMC and Ternium nominating and appointing an equal number of additional candidates to the Board of Directors; and
(C)    The Parties shall coordinate among themselves and vote their Registered Shares (and any other Shares owned by them), and shall cause their Affiliates to vote any and all Shares owned by such Affiliates, at such General Meeting in such manner as may be necessary or required for the Shareholders to elect the highest possible number of members of the Board of Directors nominated for election pursuant to Section 4.6(b)(i) and Section 4.6(b)(ii), it being understood, for the avoidance of doubt, that the Parties shall vote for the election of any candidate for the Board of Directors nominated by PU in accordance with Section 4.6(b)(ii) if (but only if) all of the members of the Board of Directors (and their respective alternates) nominated by each of NSSMC and Ternium in accordance with Section 4.6(b)(i) above are able to be effectively elected by the General Meeting. In furtherance of the foregoing and notwithstanding any nomination pursuant to Section 4.6(b)(ii), PU acknowledges and agrees that the Parties shall not vote for the election of any candidate for the Board of Directors nominated by PU unless all of the members of the Board of Directors (and their respective alternates) nominated by each of NSSMC and Ternium in accordance with Section 4.6(b)(i) are able to be effectively elected by the relevant General Meeting; it being understood, for the avoidance of doubt, that the absence in the Board of Directors of any members nominated by PU shall not prevent, limit or otherwise restrict PU’s rights under this Agreement, including its right to convene, participate and vote at any and all Preparatory Meetings.
(D)    For the sake of clarity, references to the “general election” of the Board of Directors in this Agreement do not and shall not include any of (x) the election of the member of the Board of Directors representing Usiminas’ employees and former (retired) employees in accordance with article 12, 1st paragraph, of the Bylaws, or (y) any separate election of members of the Board of Directors under article 141, paragraphs 4 and 5, of the Corporations Law.

4.7.	NOMINATION AND ELECTION OF THE CHAIRPERSON OF THE BOARD OF DIRECTORS; TIE-BREAKING VOTE OF THE CHAIRPERSON
(a)    NSSMC shall be entitled to nominate the Chairperson for the next two 2-year terms, from April 2018 to April 2020 and then from April 2020 to April 2022. NSSMC hereby nominates Mr. Ruy R. Hirschheimer for the office of Chairperson for the April 2018 to April 2020 term, and Ternium hereby irrevocably waives any right to veto or otherwise oppose such nomination. The Chairperson so nominated shall be included among NSSMC’s nominees for election as member of the Board of Directors for the April 2018 to April 2020 term, and the Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) Mr. Hirschheimer as Chairperson for the April 2018 to April 2020 term; provided that NSSMC shall retain all rights to replace or substitute Mr. Hirschheimer as Chairperson at any time (including prior to the election of Mr. Hirschheimer as Chairperson for the April 2018 to April 2020 term) pursuant to Section 4.14 below (in which case Mr. Hirschheimer’s replacement or substitute shall be nominated in accordance with Section 4.13(a) below). The nomination by NSSMC of the Chairperson for the April 2020 to April 2022 term shall be made in accordance with Section 4.13(a) below.
(b)    Beginning in April 2022, the right to nominate the Chairperson shall alternate between Ternium and NSSMC at every 4-year interval. Ternium shall nominate the Chairperson for the April 2022 – April 2024 and the April 2024 – April 2026 terms, then NSSMC shall nominate the Chairperson for the April 2026 – April 2028 and the April 2028 – April 2030 terms, and so on. Nominations under this Section 4.7(b) shall be made in accordance with Section 4.13(a) below, and the Chairperson so nominated shall be included among the nominating Party’s nominees for election as a member of the Board of Directors for the relevant 2-year term.
(c)    Subject to Section 4.16 below, the Chairperson shall have a tie-breaking vote whenever there is a tie vote at the Board of Directors.

4.8.	NOMINATION AND APPOINTMENT OF MEMBERS OF THE AUDIT AND HUMAN RESOURCES COMMITTEES OF THE BOARD OF DIRECTORS
(a)    The Board of Directors shall have as advisory committees pursuant to article 160 of the Corporations Law an Audit Committee and a Human Resources Committee, the members of which shall not be required to be members of the Board of Directors.
(b)    The Audit Committee for each 2-year term shall be composed of a total of five (5) members, and NSSMC and Ternium shall each nominate two (2) candidates, and PU, so long as PU continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, shall nominate one (1) candidate for appointment as members of such committee; provided that if PU shall fail to timely nominate any candidate for appointment as member of the Audit Committee for any 2-year term, then the number of members of such committee for such 2-year term shall be reduced to a total of four (4) members (with NSSMC and Ternium each nominating two (2) candidates for appointment as members of such committee in accordance with this Section 4.8(b)). The coordinator of such committee for each 2-year term shall be nominated by the Party entitled to nominate the Chairperson for such period.
(c)    The Human Resources Committee for each 2-year term shall be composed of a total of five (5) members, and NSSMC and Ternium shall each nominate two (2) candidates, and PU, so long as PU continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, shall nominate one (1) candidate for appointment as members of such committee; provided that if PU shall fail to timely nominate any candidate for appointment as member of the Human Resources Committee for any 2-year term, then the number of members of such committee for such 2-year term shall be reduced to a total of four (4) members (with NSSMC and Ternium each nominating two (2) candidates for appointment as members of such committee in accordance with this Section 4.8(c)). The coordinator of such committee for each 2-year appointment period shall be nominated by the Party entitled to nominate the CEO for such period.
(d)    In the event that the percentage of Registered Shares held by PU falls below six point six seven percent (6.67%) of the total number of Registered Shares, then the number of members of each of the Audit Committee and the Human Resources Committee shall henceforth be reduced to a total of four (4) members (with NSSMC and Ternium each nominating two (2) candidates for appointment as members of the Audit Committee and two (2) candidates for appointment as members of the Human Resources Committee, respectively, in accordance with Section 4.8(b) and Section 4.8(c) above).
(e)    In the event that the percentage of Registered Shares held by any of the NSSMC Group or the T/T Group falls below twenty-five percent (25%) of the total number of Registered Shares, the total number of members of each of the Audit Committee and Human Resources Committee to be nominated by NSSMC and Ternium shall be kept, and its allocation between NSSMC and Ternium shall be proportionally revised taking into account the then relative holdings of Registered Shares by the NSSMC Group and the T/T Group; provided that, so long as the NSSMC Group or the T/T Group, as applicable, continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, NSSMC or Ternium, as applicable, shall nominate one (1) member for appointment to the Audit Committee and one (1) member for appointment to the Human Resources Committee.
(f)    Any nomination pursuant to this Section 4.8 shall not be subject to the veto or consent of any other Party. The Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) any candidate nominated pursuant to this Section 4.8 as a member (and, where applicable, coordinator) of the committee for which such candidate was so nominated.

4.9.	NOMINATION AND ELECTION OF MEMBERS OF THE FISCAL COUNCIL (CONSELHO FISCAL)
(a)    The Fiscal Council for each 1-year appointment period shall be organized and composed of such total number of members as may correspond under the Corporations Law; provided that, each of the T/T Group, the NSSMC Group and, for as long as it holds at least six point six seven percent (6.67%) of the Registered Shares, PU shall have the right to nominate one (1) member (and its alternate) each (with other members (and their alternates), if any, to be nominated by minority holders of Shares and/or holders of Usiminas preferred shares in accordance with the Corporations Law); and provided further that if PU shall fail to timely nominate its candidate (or his/her alternate) for appointment as member of the Fiscal Council for any 1-year appointment term, then the Party entitled to nominate the Chairperson for such appointment term shall nominate such candidate (and/or his/her alternate).
(b)    The chairperson of the Fiscal Council for each 1-year appointment period shall be nominated by the Party entitled to nominate the Chairperson for such period.
(c)    In the event that the percentage of Registered Shares held by PU falls below six point six seven percent (6.67%) of the total number of Registered Shares, then, for each subsequent 2-year appointment period, the Party entitled to nominate the Chairperson for such appointment period shall also nominate the candidate (and his/her alternate) that would have been entitled to be nominated by PU for appointment to the Fiscal Council.
(d)    Any nomination pursuant to this Section 4.9 shall not be subject to the veto or consent of any other Party. The Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) any candidate nominated pursuant to this Section 4.9 as a member (and, where applicable, chairperson) of the Fiscal Council.

4.10.	COMPOSITION AND NOMINATION OF THE EXECUTIVE BOARD AND OTHER MANAGEMENT POSITIONS
(a)    The Executive Board shall be composed of a total of six (6) members, including the CEO.
Executive Board members shall be appointed to hold office for 2-year terms, such term to substantially coincide with the 2-year terms of appointment of the members of the Board of Directors (with due regard to article 150, § 4 of the Corporations Law), and may be re-appointed indefinitely.
(b)    In addition to the CEO, the Executive Board for each 2-year appointment period shall include the following officers:
(i)    a Vice-President – Corporate Planning (Diretor Vice Presidente de Planejamento Corporativo), to be nominated by the Party entitled to nominate the Chairperson for such period;
(ii)    a Vice-President – Finance and Investor Relations (Diretor Vice Presidente de Finanças e Relações com Investidores), to be nominated also by the Party entitled to nominate the Chairperson for such period;
(iii)    a Vice-President – Industrial (Diretor Vice Presidente Industrial), to be nominated by the Party entitled to nominate the CEO for such period;
(iv)    a Vice-President – Commercial (Diretor Vice Presidente Comercial), to be nominated always by Ternium; and
(v)    a Vice-President – Technology & Quality (Diretor Vice Presidente de Tecnologia e Qualidade), to be nominated always by NSSMC.
(c)    NSSMC and Ternium hereby acknowledge and confirm that, for the May 2018 to April/May 2020 term, and prior to the Execution Date hereof, (i) NSSMC has nominated Mr. Takahiro Mori as Vice-President – Corporate Planning, Mr. Alberto Ono as Vice-President – Finance and Investor Relations, and Mr. Kohei Kimura as Vice-President – Technology & Quality, and Ternium has irrevocably waived any right to veto or otherwise oppose to such nominations; and (ii) Ternium has nominated Mr. Tulio Cesar do Couto Chipoletti as Vice-President – Industrial and Mr. Miguel Homes as Vice-President – Commercial, and NSSMC has irrevocably waived any right to veto or otherwise oppose to such nominations. The Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) each and every candidate nominated in this Section 4.10(c) to the corresponding specified position as a member of the Executive Board for the applicable period, including causing any members of the Board of Directors nominated by such Party to appoint such nominees to such corresponding specified position; provided that each of NSSMC and Ternium shall retain all rights to replace or substitute any such candidate nominated by it at any time (including prior to their appointment for the May 2018 to April/May 2020 term) pursuant to Section 4.14 below (in which case the replacement or substitute of any such candidate shall be nominated in accordance with Section 4.13(a) below).
(d)    Beginning with the nominations for the period from April/May 2020 to April/May 2022, all nominations under Section 4.10(b) shall be made in accordance with Section 4.13(a) below, and the Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) each and every candidate nominated pursuant to Section 4.10(b) to the corresponding specified position as a member of the Executive Board, including causing any members of the Board of Directors nominated by such Party to appoint such nominees to such corresponding specified position.
(e)    Each of NSSMC and Ternium may nominate and dispatch up to fifteen (15) individuals each (who may be, but shall not be required to be, their or their respective Affiliates’ employees or former employees) to occupy non-statutory management positions at Usiminas, or either statutory or non-statutory management positions at Usiminas’ subsidiaries (and/or other entities in which Usiminas or any of its subsidiaries has a significant interest), in each case, as aligned with Usiminas; provided that, neither the statutory management positions nominated by NSSMC and Ternium pursuant to Section 4.12 nor any positions at any of the Board of Directors (or any Board of Directors’ committee, whether statutory or created by the Board of Directors pursuant to the Bylaws), Fiscal Council or Executive Board nominated by any of NSSMC or Ternium pursuant to Section 4.6, Section 4.8, Section 4.9, Section 4.10 or Section 4.11 (or any replacement or substitute of any thereof nominated pursuant to Section 4.14) shall count toward the fifteen (15) individuals that each such Party may nominate under this Section 4.10(e).

4.11.	NOMINATION AND APPOINTMENT OF THE CEO; TIE-BREAKING VOTE OF THE CEO
(a)    Ternium shall be entitled to nominate the CEO for the next two 2-year terms, from May 2018 to April/May 2020 and then from April/May 2020 to April/May 2022. Ternium hereby nominates Sergio Leite de Andrade for election as CEO for the May 2018 to April/May 2020 term, and NSSMC hereby irrevocably waives any right to veto or otherwise oppose such nomination. The Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) Sergio Leite de Andrade as CEO for the May 2018 to April/May 2020 term; provided that Ternium shall retain all rights to replace or substitute Mr. Leite de Andrade as CEO at any time (including prior to the election of Mr. Leite de Andrade as CEO for the May 2018 to April/May 2020 term) pursuant to Section 4.14 below (in which case Mr. Leite de Andrade’s replacement or substitute shall be nominated in accordance with Section 4.13(a) below). The nomination by Ternium of the CEO for the April/May 2020 to April/May 2022 term shall be made in accordance with Section 4.13(a) below.
(b)    Beginning in April/May 2022, the right to nominate the CEO shall alternate between NSSMC and Ternium at every 4-year interval. NSSMC shall nominate the CEO for the April/May 2022 – April/May 2024 and the April/May 2024 – April/May 2026 terms, then Ternium shall nominate the CEO for the April/May 2026 – April/May

2028 and the April/May 2028 – April/May 2030 terms, and so on. Nominations under this Section 4.11(b) shall be made in accordance with Section 4.13(a) below.
(c)    Except with respect to the matters contemplated in Section 4.12 below (which shall be decided as provided in such Section), the CEO shall have a tie-breaking vote whenever there is a tie vote at the Executive Board.

4.12.
NOMINATION AND APPOINTMENT OF PU’S DIRETOR-PRESIDENTE AND MEMBERS OF ITS CONSELHO DELIBERATIVO; AND THE BOARD OF DIRECTORS’ MEMBERS AND CHIEF EXECUTIVES FOR EACH OF MINERAÇÃO USIMINAS S.A. (“MUSA”), SOLUÇÕES EM AÇO USIMINAS S/A (“SU”) AND UNIGAL LTDA. (“UNIGAL”)

(a)    Each of (i) PU’s Diretor-Presidente, (ii) the respective chief executive or equivalent corporate officer for each of MUSA, SU and Unigal and (iii) any members of any of PU’s Conselho Deliberativo or MUSA’s, SU’s and Unigal’s respective boards of directors or comparable governing bodies as Usiminas or any of its subsidiaries may be entitled to nominate for any given period shall be nominated by consensus of NSSMC and Ternium. Starting with the 2018 to 2020 term, such Persons shall be appointed to hold office for 2-year terms, such terms to substantially coincide with the 2-year terms of appointment of the members of the Board of Directors and of the Executive Board. To the extent a new election is due for such positions in view of the expiration of the respective terms of office, the procedures in this Section 4.12 shall start with sufficient time for their completion until such expiration or election dates. Notwithstanding the foregoing, at all times the nomination and election for the PU positions shall take into account any requirements under applicable Law with respect to the qualifications for such roles.
(b)    If consensus is not reached with respect to a candidate for any position under Section 4.12(a) above with respect to a given period within twenty (20) days after NSSMC and Ternium start the corresponding discussion about such position nomination, then (i) if the position is for PU or MUSA, the Party that nominated or is entitled to nominate the CEO for such relevant period (i.e., NSSMC or Ternium, as the case may be) shall prepare and submit to the non-nominating Party (i.e., NSSMC or Ternium, whichever did not nominate such CEO) a list of two (2) alternative candidates for the position (including a short description of each such candidate’s credentials) for such non-nominating Party to choose from; or (ii) if the position is for SU or Unigal, the Party that nominated or is entitled to nominate the Chairperson for such relevant period (i.e., NSSMC or Ternium, as the case may be) shall prepare and submit to the non-nominating Party (i.e., NSSMC or Ternium, whichever did not nominate such Chairperson) a list of two (2) alternative candidates for the position (including a short description of each such candidate’s credentials) for such non-nominating Party to choose from; and, in each case, the candidate chosen by such non-nominating Party must then be nominated to the relevant position; provided that, if the non-nominating Party shall have not made its choice within ten (10) days of receipt of the nominating Party’s list of two (2) alternative candidates for the applicable position, then the nominating Party itself shall choose one of such two alternative candidates and the candidate so chosen by the nominating Party must then be nominated for the relevant position for the relevant period.
(c)    The Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) any candidate nominated pursuant to this Section 4.12 to the office or position for which such candidate was so nominated, including by directing the vote (orientar o voto) of the members of the Board of Directors and/or the members of the Executive Board for the election of such candidate to such office or position.

4.13.	NOMINATION AND APPOINTMENT PROCEEDINGS FOR THE CHAIRPERSON, THE CEO AND THE OTHER MEMBERS OF THE EXECUTIVE BOARD
(a)    Nomination procedure.
(i)    Except for the initial nomination of Ruy R. Hirschheimer as Chairperson for the April 2018 to April 2020 term made in Section 4.7(a) above, the initial nomination of Sergio Leite de Andrade as CEO for the May 2018 to April/May 2020 term made in Section 4.11(a) above and the initial nomination of the other members of the Executive Board for the May 2018 to April/May 2020 term made in Section 4.10(c) above, for any nomination of a candidate for the office of Chairperson, CEO or other member of the Executive Board for any given 2-year appointment period (including any nomination for re-election for a subsequent 2-year appointment period), the Party hereby entitled to make such nomination (i.e., NSSMC or Ternium, as the case may be) shall inform the proposed candidate’s name to the non-nominating Party (i.e., NSSMC or Ternium, whichever is not entitled to make such nomination) and provide details of such candidate’s qualifications and any past or present affiliations or business relationships with the nominating Party, its Affiliates or any members of the Group to which such Party belongs, by written notice to the non-nominating Party delivered at least sixty (60) days prior to the date of election or appointment. The non-nominating Party shall have the right to veto the nomination of any such candidate by written notice to that effect delivered to the nominating Party by not later than ten (10) days following receipt of the relevant nomination notice. Unless such veto notice is received by the nominating Party within such ten (10) days, the nomination shall be deemed to have been accepted by the non-nominating Party.

(ii)    In case an original candidate for any such position is vetoed, then the nominating Party shall, within five (5) days of receipt of the relevant veto notice, prepare and submit a list of two (2) alternative new candidates for the position (including, as to each such new candidate, the same details required for the original candidate) for the non-nominating Party to choose from. The non-nominating Party shall choose one of the two (2) proposed alternative candidates and the candidate so chosen by the non-nominating Party shall be nominated for the relevant position for the relevant period; provided that, if the non-nominating Party shall have not made its choice within ten (10) days of receipt of the nominating Party’s list of two (2) alternative candidates for the position, then the nominating Party itself shall choose one of such two alternative candidates and the candidate so chosen by the nominating Party must then be nominated for the relevant position for the relevant period.
(b)    Appointment of nominated candidates. The Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) and maintain any candidate nominated pursuant to (i) Section 4.7(a), Section 4.10(c) and Section 4.11(a) above, and (ii) Section 4.13(a) above, in each case to the office or position for which such candidate was so nominated. For the initial nomination for the April/May 2018 to April/May 2020 term, the Parties shall jointly and simultaneously approve the nomination of each of (A) Ruy R. Hirschheimer as Chairperson, (B) Sergio Leite de Andrade as CEO and (C) the other members of the Executive Board named in Section 4.10(c) for the roles specified in Section 4.10(c) for such term at a Preparatory Meeting to be held on the Execution Date hereof.

4.14.	REPLACEMENT OR SUBSTITUTION OF THE CHAIRPERSON, THE CEO OR OTHER DIRECTORS, OFFICERS, MANAGERS OR EXPATRIATES NOMINATED BY THE PARTIES
(a)    In the event that the Chairperson or the CEO, or any effective or alternate member of the Board of Directors, the Audit Committee or the Human Resources Committee or any officer or any other position (including any position nominated pursuant to Section 4.10(e)) of any of Usiminas, MUSA, PU, SU, Unigal or any other entity who is nominated and appointed pursuant to this Agreement resigns, vacates his or her seat or position, is removed, becomes incapacitated or is otherwise unable to serve, or dies before expiration of his or her term of office or employment, then the Party that at such time is entitled to nominate a candidate to fill the position held by such resigning, leaving, removed, incapacitated, unable or deceased Chairperson, CEO, director, Committee member, officer or Person previously in the position pursuant to this Agreement shall be entitled to nominate his or her replacement or substitute and to have such replacement or substitute appointed pursuant to the applicable proceeding under this Agreement (and/or applicable Law and the Bylaws, as applicable) for the remainder of the relevant period. By way of illustration (and not of restriction), if the Chairperson or the CEO shall resign or be removed before expiration of his or her term of office, then the Party that nominated the resigning or removed Chairperson or CEO or is at the time of such resignation or removal entitled to nominate the Chairman or CEO (i.e., NSSMC or Ternium, as the case may be, or any Section 3.3 Transferee entitled to exercise the rights of such Party in accordance with Section 3.3(d)(iii) at such time) will nominate his or her replacement pursuant to the provisions of Section 4.13(a) above for such replacement to complete the resigning or removed Chairperson’s or CEO’s remaining term of office, and such replacement shall be appointed as Chairperson or CEO, as the case may be, in accordance with Section 4.13(b) above; if a position nominated by one Party (i.e., NSSMC or Ternium, as the case may be) pursuant to Section 4.10(e) above shall die or be terminated during his or her term of dispatch, then such Party may nominate a replacement for such deceased or terminated individual pursuant to that same Section 4.10(e); if a member of the board of directors of MUSA nominated by consensus of NSSMC and Ternium and appointed pursuant to Section 4.12 above becomes incapacitated or unable to serve, then his or her replacement shall be nominated by consensus of NSSMC and Ternium or (if such consensus is not reached) otherwise in accordance with the provisions of Section 4.12 above; etc.
(b)    In addition, the Party who nominates or has the right to nominate, individually or by consensus, as applicable, the Chairperson or the CEO or any member of the Board of Directors, officer or other position (including any position nominated pursuant to Section 4.10(e)) of any of Usiminas, MUSA, PU, SU, Unigal or any other entity pursuant to this Agreement shall be entitled to have such Chairperson, CEO, member of the Board of Directors, officer or employee replaced or substituted at any time and to nominate his or her replacement or substitute and have such replacement or substitute appointed pursuant to the applicable procedures under this Agreement.
(c)    In the event that a Shareholder or Group loses its right to nominate a candidate to any of the positions set forth in the first part of Section 4.14(a) during the term of office of such individual due to:
(i)    falling below the threshold for holding such right, if applicable, then, subject to the proportionality concept set forth in (A) the beginning of the second paragraph of Section 4.6(b) for the Board of Directors’ members and (B) Section 4.8(e) for the committees’ members, Section 4.14(a) and Section 4.14(b) above shall apply “mutatis mutandis” so that the other applicable Shareholder(s) or Group(s) that become(s) entitled to nominate a member to each such position, as applicable, in accordance with this Agreement, shall have the right to promptly fill the vacant position (in the case the individual who was previously in office has resigned, left, died, become incapacitated, become unable to serve or been removed) and/or replace or substitute the individual(s) (who was (were) nominated by the Shareholder or Group that lost the applicable nomination right) in office in the case such individual has not resigned, left or been removed from such individual’s position; or
(ii)    a breach under Section 2.2(c), Section 3.4(b) or Section 3.8 that results in the suspension of the rights of such Party or such Party’s Group to nominate candidates to such positions, which breaches are not curable or remain uncured for more than ninety (90) days, then Section 4.14(a) and Section 4.14(b) above shall also apply “mutatis mutandis” so that, (A) if the rights of NSSMC or the NSSMC Group are suspended, then Ternium, (B) if the rights of Ternium or the T/T Group are suspended, then NSSMC and (C) if the rights of PU or the PU Group are suspended, then Ternium and NSSMC by consensus, shall in each case become entitled to promptly nominate a member to each such position, as applicable, including to promptly fill the vacant position (in the case the individual who was previously in office has resigned, left, died, become incapacitated, become unable to serve or been removed) and/or replace or substitute the individual(s) (who was (were) nominated by the Shareholder or Group that lost the applicable nomination right) in office in the case such individual has not resigned, left or been removed from such individual’s position. Notwithstanding the foregoing, as such time as a Party shall cure the applicable breach that gave rise to the suspension of its rights pursuant to Section 2.2(c), Section 3.4(b) or Section 3.8, such Party’s rights to nominate and to replace or substitute candidates to any applicable positions pursuant to this Agreement shall immediately be reinstated in full.
(d)    The Parties shall take (and cause to be taken) all action as may be necessary or required to effect (or cause to be effected) any replacement or substitution made pursuant to any of Section 4.14(a), Section 4.14(b) and Section 4.14(c).

4.15.	BOARD OF DIRECTORS’ MEETINGS
(a)    NSSMC and Ternium shall request that, prior to calling meetings of the Board of Directors, the Chairperson will consult with Ternium and NSSMC (or their respective nominated Board of Directors’ members) about the proposed agenda, and in good faith consider the comments received.
(b)    Meetings of the Board of Directors held in person shall be conducted in Portuguese or, alternatively, in English, with simultaneous translation between such languages and between such languages and Japanese by translators being allowed. Meetings of the Board of Directors held by teleconference or videoconference shall be conducted in Portuguese or, alternatively, in English, with simultaneous translation between such languages; it being understood, for the avoidance of doubt, that any non-English and non-Portuguese-speaking members shall be free to retain translators to accompany them and simultaneously translate into and from such members’ own language. The minutes of any such meetings shall be drafted in Portuguese as the official language, but also in English for reference purposes.

4.16.	COMPLIANCE WITH THIS AGREEMENT BY CHAIRPERSON AND DIRECTORS
(a)    Any Chairperson or other member of the Board of Directors nominated and elected pursuant to the provisions set forth in this Agreement shall act and use his or her vote, casting vote and other powers of his or her office under the Bylaws or the Corporations Law as and when necessary to ensure the adoption or execution of a decision adopted in accordance with this Agreement in respect of any matter, or otherwise in a manner that would not be contrary to or result in a disregard of the decision-making, as well as nominating and voting rules set forth in this Agreement.
(b)    NSSMC, Ternium and PU shall be liable to each other for any breach of the provisions of Section 4.16(a) above by any Chairperson or other member of the Board of Directors nominated by it under this Agreement, which, in the case of NSSMC and Ternium, shall be deemed to be a material breach by such nominating Party (i.e., NSSMC or Ternium, as the case may be) for purposes of Section 6.

4.17.	NO CONFLICTS WITH BYLAWS AND INTERNAL REGULATIONS
(a)    As promptly as practicable after the date hereof (and in any event by no later than the end of July 2018), the Parties shall take (and cause to be taken) all action as may be necessary or required (including all action as may be necessary or required under this Agreement), including, to the extent necessary or desirable, the amendment of the Bylaws and any applicable internal regulations at Usiminas (such as the governing regulations for the Board of Directors and the respective committees thereof) and, to the extent feasible (having regard to existing joint venture or shareholder agreements between Usiminas and third parties other than the Parties and subject to applicable Law with respect to PU), the amendment of the organizational documents of each of MUSA, SU, Unigal, PU and/or any other entities in which Usiminas or any of its subsidiaries have a significant interest, in each case to ensure that the Bylaws, such internal regulations and such organizational documents do not and will not conflict with the agreements of the Parties contained in this Agreement.
(b)    Without prejudice to Section 4.17(a), in the event of any existing or future conflict between this Agreement, on the one hand, and the Bylaws, any applicable internal regulations of Usiminas or the organizational documents of each of MUSA, SU, Unigal and/or any other entities in which Usiminas or any of its subsidiaries has a significant interest, on the other hand, this Agreement shall prevail in relation to the Parties and, to the extent feasible, Usiminas and any such other entities.

SECTION 5.     GOVERNANCE OF USIMINAS FOLLOWING CERTAIN DILUTIVE TRANSACTIONS
In the event that (i) upon consummation of (x) a Buy/Sell Transaction under Section 3.7 in which the Retaining Selling Party has exercised its Retention Right, (y) any Transfer between the respective members of the NSSMC Group and the T/T Group in accordance with Section 3.3 or (z) any Transfer by PU to any members of the NSSMC Group or the T/T Group in accordance with Section 7.2(a); or (ii) upon PU’s Registered Shares ceasing to be bound by this Agreement on the PU Withdrawal Effective Date pursuant to Section 7.2(b), any of the NSSMC Group or the T/T Group shall hold in excess of seventy-five percent (75%) of the Registered Shares (either of (i) or (ii), a “Dilution Event”), then certain of the governance rules set forth in Section 4 above will change as follows in this Section 5 (in the case of an event of the type identified in the preceding clauses (i)(y), (i)(z) or (ii) as if the Group holding Registered Shares in excess of seventy-five percent (75%) were the “Purchasing Party” and the other Group were the “Retaining Selling Party” for all purposes of this Section 5), provided that the other rules not expressly changed as per the below will remain in force as set forth in Section 4:
(a)    Matters requiring approval by Special Resolution. The threshold for adoption of Special Resolutions shall remain at ninety-three point four percent (93.4%) of the total number of Registered Shares; provided that
(i)    so long as PU continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, the affirmative vote of PU shall be required for the adoption of any Special Resolution; and/or
(ii)    so long as the Retaining Selling Party continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, the affirmative vote of the Retaining Selling Party shall be required for the adoption of any Special Resolutions;
in each case, other than Special Resolutions in connection with any transactions falling under item y) of article 13 of the Bylaws, which shall be deliberated and voted upon in accordance with the procedure contemplated in Section 4.3 above.
(b)    Matters not requiring approval by Special Resolution. The threshold for adoption of Ordinary Resolutions shall remain unaltered so that, immediately following consummation of the applicable Dilution Event, the Purchasing Party shall have the ability to approve Ordinary Resolutions with its sole vote, other than Ordinary Resolutions in connection with any transactions or other matter falling under item y) of article 13 of the Bylaws, which shall not be considered or approved at a Preparatory Meeting and shall be dealt with strictly as provided in Section 4.5 above.

(c)    Nomination and election of members to the Board of Directors.
(i)    Nomination by the Purchasing Party. So long as its corresponding Group continues to hold more than seventy-five percent (75%) of the Registered Shares, the Purchasing Party shall nominate all candidates for election to the Board of Directors, other than one (1) candidate to be nominated by the Retaining Selling Party pursuant to Section 5(c)(iii) below (if applicable), one (1) candidate to be nominated by PU pursuant to Section 5(c)(ii) below (if applicable), and one (1) candidate to be nominated by Usiminas’ employees and former (retired) employees pursuant to article 12, 1st paragraph, of the Bylaws, and any number of candidates nominated by minority shareholders of Usiminas (if any, pursuant to article 141 of the Corporations Law). Such nomination by the Purchasing Party shall not be subject to any other Party’s veto or consent. In the event that the percentage of Registered Shares held by the Purchasing Party’s Group falls below seventy-five percent (75%) of the total number of Registered Shares, the total number of members of the Board of Directors to be nominated by the Purchasing Party, the Retaining Selling Party and PU shall be proportionally revised taking into account their then relative holdings of Registered Shares.
(ii)    Nomination by PU. So long as PU continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, PU shall nominate one (1) candidate (and his or her alternate) for election to the Board of Directors. Such nomination by PU shall not be subject to any other Party’s veto or consent.
(iii)    Nomination by the Retaining Selling Party. So long as the Retaining Selling Party’s Group continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, the Retaining Selling Party shall nominate one (1) candidate (and his or her alternate) for election to the Board of Directors. Such nomination by the Retaining Selling Party shall not be subject to any other Party’s veto or consent.
(iv)    Election. So long as any of PU or the Retaining Selling Party is entitled to nominate a candidate (and his or her alternate) for election to the Board of Directors pursuant to Section 5(c)(ii) or Section 5(c)(iii) above, then:
(A)    in any election of members to the Board of Directors where neither voto múltiplo nor a separate election under article 141 of the Corporations Law shall have been adopted, the Purchasing Party and the other Parties shall vote all their respective Shares (including Registered Shares and all other Shares they hold, with due regard to Section 2.2(d)) to set the total number of members to be elected to the Board of Directors at a number equal to the sum of (x) the number of candidates nominated by the Purchasing Party in accordance with Section 5(c)(i) and by PU and/or the Retaining Selling Party, as applicable, pursuant to Section 5(c)(ii) or Section 5(c)(iii) above plus (y) one, to account for the representative elected by Usiminas’ employees and former (retired) employees in accordance with article 12, 1st paragraph, of the Bylaws, and then elect all of the candidates (and their respective alternates) nominated by the Purchasing Party, PU and/or the Retaining Selling Party (as applicable); or
(B)    in the event voto múltiplo and/or a separate election is requested and adopted, then:
(I)    the Purchasing Party and the other Parties shall vote all their respective Shares (including Registered Shares and all other Shares they hold, with due regard to Section 2.2(d)) to set the total number of members to be elected to the Board of Directors in the general election at seven (7) or such higher number that would allow the Purchasing Party and such other Parties to elect the highest number of members of the Board of Directors possible, so that all of the candidates (and their respective alternates) nominated by the Purchasing Party, PU and/or the Retaining Selling Party (as applicable) pursuant to Section 5(c)(i), Section 5(c)(ii) and Section 5(c)(iii) are elected; and
(II)    The Parties shall coordinate among themselves and vote their Registered Shares (and any other Shares owned by them), and shall cause their Affiliates to vote any and all Shares owned by such Affiliates, at such General Meeting in such manner as may be necessary or required for the Shareholders to elect the highest possible number of members of the Board of Directors nominated for election pursuant to Sections 5(c)(i), Section 5(c)(ii) and Section 5(c)(iii), it being understood, for the avoidance of doubt, that the Parties shall vote for the election of any candidate for the Board of Directors nominated by (x) the Retaining Selling Party in accordance with Section 5(c)(iii) if (but only if) all of the members of the Board of Directors (and their respective alternates) nominated by the Purchasing Party in accordance with Section 5(c)(i) above are able to be effectively elected by the General Meeting and (y) PU in accordance with Section 5(c)(ii) if (but only if) all of the members of the Board of Directors (and their respective alternates) nominated by each of the Purchasing Party and, to the extent applicable, the Retaining Selling Party in accordance with Section 5(c)(i) and Section 5(c)(iii) above, respectively, are able to be effectively elected by the General Meeting.
(III)    In furtherance of the foregoing and notwithstanding any nomination pursuant to Section 5(c)(ii) or Section 5(c)(iii), respectively, (x) the Retaining Selling Party acknowledges and agrees that the Parties shall not vote for the election of any candidate for the Board of Directors nominated by the Retaining Selling Party unless all of the members of the Board of Directors (and their respective alternates) nominated by the Purchasing Party in accordance with Section 5(c)(i) are able to be effectively elected by the relevant General Meeting and (y) PU acknowledges and agrees that the Parties shall not vote for the election of any candidate for the Board of Directors nominated by PU unless all of the members of the Board of Directors (and their respective alternates) nominated by each of the Purchasing Party and, to the extent applicable, the Retaining Selling Party in accordance with Section 5(c)(i) and Section 5(c)(iii) above, respectively, are able to be effectively elected by the relevant General Meeting; it being understood, for the avoidance of doubt, that the absence in the Board of Directors of any members nominated by PU or the Retaining Selling Party shall not prevent, limit or otherwise restrict any rights that PU or the Retaining Selling Party may have under this Agreement, including their respective right to convene, participate and vote at any and all Preparatory Meetings.
If none of PU or the Retaining Selling Party is entitled to nominate a candidate for election to the Board of Directors pursuant to Section 5(c)(ii) or Section 5(c)(iii) above, then the Purchasing Party shall be free to conduct any election of members to the Board of Directors as the Purchasing Party may see fit in its sole and absolute discretion.
(d)    Nomination of the Chairperson. So long as it continues to hold more than seventy-five percent (75%) of the Registered Shares, the Purchasing Party shall nominate the Chairperson in its sole and absolute discretion.
(e)    Nomination of members to the Audit Committee and the Human Resources Committee of the Board of Directors.
(i)    So long as PU continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, PU shall nominate one (1) member for appointment to the Audit Committee and one (1) member for appointment to the Human Resources Committee.
(ii)    So long as the Retaining Selling Party’s Group continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, the Retaining Selling Party shall nominate one (1) member for appointment to the Audit Committee and one (1) member for appointment to the Human Resources Committee.
(iii)    The Purchasing Party shall nominate all members for appointment to the Audit Committee and Human Resources Committee of the Board of Directors, other than any members as PU and/or the Retaining Selling Party (as applicable) may be entitled to nominate pursuant to Section 5(e)(i) or Section 5(e)(ii) above.
(iv)    The Purchasing Party shall nominate the coordinators of the Audit Committee and Human Resources Committee of the Board of Directors in the Purchasing Party’s sole and absolute discretion.
(f)    Nomination of members to the Fiscal Council (Conselho Fiscal).
(i)    So long as PU continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, PU shall nominate one (1) member (and his or her alternate) for election to the Fiscal Council.
(ii)    So long as the Retaining Selling Party’s Group continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, the Selling Party shall nominate one (1) member (and his or her alternate) for election to the Fiscal Council.
(iii)    The Purchasing Party shall nominate all members for election to the Fiscal Council, other than (A) any members as PU and/or the Retaining Selling Party (as applicable) may be entitled to nominate pursuant to Section 5(f)(i) or Section 5(f)(ii) above, and (B) other members, if any, as may be nominated by minority holders of Shares and/or holders of Usiminas preferred shares in accordance with the Corporations Law.
(iv)    The Purchasing Party shall nominate the chairperson of the Fiscal Council in its sole and absolute discretion.
(g)    Nomination of the CEO, other members of the Executive Board and other management positions. So long as its corresponding Group continues to hold more than seventy-five percent (75%) of the Registered Shares, the Purchasing Party shall nominate the CEO and all other members of the Executive Board; provided that so long as the Retaining Selling Party’s Group continues to hold no less than six point six seven percent (6.67%) of the Registered Shares, the Retaining Selling Party shall nominate one (1) member of the Executive Board to hold such office as the CEO nominated by the Purchasing Party may determine. Such nominations by the Purchasing Party or the Retaining Selling Party shall not be subject to each other’s or any other Party’s consent or veto.
(h)    Nomination and appointment of PU’s diretor-presidente and members of its conselho deliberativo; and the board of directors’ members and chief executive for each of MUSA, SU and Unigal. So long as its corresponding Group continues to hold more than seventy-five percent (75%) of the Registered Shares, the Purchasing Party shall nominate each of (i) PU’s Diretor-Presidente, (ii) the respective chief executive or comparable corporate officer for each of MUSA, SU and Unigal and (iii) any members of any of PU’s Conselho Deliberativo or MUSA’s, SU’s and Unigal’s respective boards of directors or comparable governing bodies as Usiminas or any of its subsidiaries may be entitled to nominate. Such nominations by the Purchasing Party shall not be subject to the consent or veto of any other Party.
(i)    Further Action.
(i)    As promptly as reasonably practicable following the consummation of the applicable Dilution Event, the Purchasing Party and the other Parties shall take (and cause to be taken) all action as may be necessary or required (including all action as may be necessary or required under this Agreement), including, to the extent necessary or desirable, the amendment to the Bylaws and any applicable internal regulations at Usiminas (such as the governing regulations for the Board of Directors and the respective committees thereof), to ensure that the Bylaws and such internal regulations do not and will not conflict with the governance rules set forth in this Section 5.
(ii)    The Purchasing Party and the other Parties shall take (and cause to be taken) all action as may be necessary or required to appoint (or cause the appointment of) any candidate as any of the Purchasing Party, PU or the Retaining Selling Party may be entitled to nominate pursuant to this Section 5 to the office or position for which such candidate was so nominated and to otherwise implement the rights of each of the Purchasing Party, PU and the Retaining Selling Party under this Section 5.
SECTION 6.     PENALTY
(a)    (i) Each of NSSMC and Ternium agree that, in the event that any such Party (i.e., NSSMC or Ternium) or any other Shareholder belonging to such Party’s Group shall fail to perform any of its material obligations under this Agreement (a “material breach”), which failure shall be incurable or, if curable, shall remain uncured for a period of thirty (30) days (which period shall be in addition to, and not in substitution for, the applicable cure period (if any) set forth in the Section providing for the relevant material obligation) following written notice thereof to Ternium (if the breaching Party is Ternium or any other Shareholder belonging to the T/T Group) or NSSMC (if the breaching Party is NSSMC or any other Shareholder belonging to the NSSMC Group), then (x) if the breaching Party is NSSMC or any other Shareholder belonging to the NSSMC Group, NSSMC shall pay Ternium or (y) if the breaching Party is Ternium or any other Shareholder belonging to the T/T Group, Ternium shall pay NSSMC, in each case, as a penalty (in respect of which no actual or potential damages whatsoever have to be evidenced), by wire transfer of immediately available funds to an account designated in writing by the Party entitled to collect such penalty, ten million Dollars (USD $10,000,000) (the “Penalty Amount”) for each such material breach (or series of related material breaches arising out of the same or related circumstances), within five (5) Business Days following the end of such cure period (or notification of such material breach, if incurable); provided that, without prejudice to any other remedies a Party may have under applicable Law or this Agreement, the right to collect the Penalty Amount pursuant to this Section 6 shall not be available in respect of a material breach that is not notified by Ternium to NSSMC (if the breaching Party belongs to the NSSMC Group) or by NSSMC to Ternium (if the breaching Party belongs to the T/T Group) within three (3) months of the Party (i.e., Ternium or NSSMC, as applicable) that may be eligible to collect the Penalty Amount with respect thereto becoming aware of such material breach.
(i)    By way of illustration and without limiting the generality of the foregoing, and without prejudice to the provisions in each of the following Sections, (x) the respective obligations of each of NSSMC and the other Shareholders belonging to the NSSMC Group and of Ternium and the other Shareholders belonging to the T/T Group under Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 3.3(g), Section 3.4(b)(i), Section 3.7(f), Section 3.7(g), Section 3.8(b), Section 4.1(b), Section 4.1(d), Section 4.2(b), Section 4.4(a), Section 4.6(c), Section 4.7(a), Section 4.7(b), Section 4.8(f), Section 4.9(d), Section 4.10(c), Section 4.10(d), Section 4.11(a), Section 4.11(b), Section 4.12(c), Section 4.13(b), Section 4.14(d), Section 4.16(a) (as contemplated in Section 4.16(b)), Section 5(c)(iv), Section 5(i)(ii) and Section 11.8 shall each be deemed to be a material obligation for purposes of this Section 6 and (y) any Transfer or Encumbrance other than in accordance with Section 3 or Section 7.2 by (I) NSSMC or any other Shareholder belonging to the NSSMC Group shall constitute a material breach by NSSMC, and (II) Ternium or any other Shareholder belonging to the T/T Group shall constitute a material breach by Ternium.
(b)    Notwithstanding Section 6(a) above, in the event of a dispute as to whether there has been a material breach, (x) the breaching Party shall have the right to submit such dispute to arbitration in accordance with Section 10.2 below, (y) in the event the breaching Party submits such dispute to arbitration, NSSMC (if the breaching Party is NSSMC or any other Shareholder belonging to the NSSMC Group) or Ternium (if the breaching Party is Ternium or any other Shareholder belonging to the T/T Group), as applicable, shall not be obligated to pay the Penalty Amount until there shall be a final and binding decision pursuant to such arbitration proceeding in favor of Ternium (if the breaching Party is NSSMC or any other Shareholder belonging to the NSSMC Group) or NSSMC (if the breaching Party is Ternium or any other Shareholder belonging to the T/T Group), as applicable, and (z) in the event the Arbitration Tribunal in any such arbitration proceeding returns a final and binding decision in favor of Ternium (if the breaching Party is NSSMC or any other Shareholder belonging to the NSSMC Group) or NSSMC (if the breaching Party is Ternium or any other Shareholder belonging to the T/T Group), as applicable, then NSSMC (if the breaching Party is NSSMC or any other Shareholder belonging to the NSSMC Group) or Ternium (if the breaching Party is Ternium or any other Shareholder belonging to the T/T Group), as applicable, shall be obligated to pay to the other Party (i.e., NSSMC or Ternium, as applicable), within five (5) Business Days of such decision, the Penalty Amount together with any late payment penalty interest pursuant to Section 11.3(b) below for the period from and including the date such payment would have been due had such dispute not been submitted to arbitration to (but not including) the date of payment.
(c)    Each of NSSMC and Ternium agrees that (x) while the amount of loss due to a material breach of this Agreement may be difficult to ascertain, this penalty provision represents a fair and reasonable compensation floor for the loss which would be expected to be incurred by the non-breaching Party and members of its Group due to any such material breach by a Party belonging to the other’s Group, and (y) nothing in this Section 6 is intended to limit either of NSSMC’s or Ternium’s right to obtain specific performance and/or to seek proven damages in excess of the Penalty Amount as such Party may suffer in connection with a breach or series of breaches by a Party belonging to the other’s Group; provided that in any claim or action by NSSMC or Ternium seeking damages from the other Party’s Group in connection with a breach or series of breaches by a Party belonging to the other’s Group, any Penalty Amount paid by the other Party (i.e., NSSMC or Ternium, as applicable) pursuant to this Section 6 shall be credited against, and deducted in full from, the amount of any damages awarded to the Party’s Group seeking such damages.
(d)    For the avoidance of doubt, the Parties hereby acknowledge that the provisions of the foregoing Section 6(a), Section 6(b) and Section 6(c) shall apply solely as between NSSMC and the NSSMC Group, on the one hand, and Ternium and the T/T Group, on the other, and are without prejudice to the rights and obligations of PU, and any remedies PU may have, under applicable Law or this Agreement.

SECTION 7.     TERM

7.1.	TERM AND TERMINATION
(a)    This Agreement shall be effective as from the Execution Date.
(b)    This Agreement shall be valid until (and including) the earlier of (i) November 6, 2031 and (ii) the date in which it is terminated by mutual agreement of the Parties pursuant to the terms hereof; provided, however, that, unless Shareholders representing at least six point six seven percent (6.67%) of all the Registered Shares give written notice that they elect not to renew this Agreement at least one hundred and eighty (180) days prior to the Termination Date, this Agreement shall renew automatically and be extended for an additional five-year term and, upon expiration of such additional five-year term, shall renew automatically and be extended for subsequent and consecutive five-year terms, unless Shareholders representing at least six point six seven percent (6.67%) of all the Registered Shares give written notice that they elect not to renew this Agreement at least one hundred and eighty (180) days prior to the end of any subsequent five-year term.
(c)    Notwithstanding the above, and with due regard to Section 3.8 above, this Agreement shall automatically terminate in relation to a Group of Shareholders before the Termination Date with respect to the Parties in the following events: (i) in relation to any Group that ceases to hold Registered Shares (including in relation to the NSSMC Group or the T/T Group, as applicable, upon consummation of such Group’s Transfer of Subject Shares pursuant to a Buy/Sell Transaction under Section 3.7 in which the applicable Selling Party has not exercised its Retention Right); and (ii) in relation to the PU Group, if it exercises its withdrawal right pursuant to Section 7.2 below, with due regard to the surviving obligations of PU contemplated in such Section 7.2.
(d)    Upon the termination of this Agreement on the Termination Date, including in relation to any Group pursuant to Section 7.1(c) above, the rights and obligations of the Parties or the applicable Group, as applicable, shall cease and be of no further force and effect except to the extent expressly provided otherwise herein; provided that, no such termination shall relieve any Party from its liability for any breach or violation of, or payment obligation under, this Agreement arising before such termination, which shall survive until their corresponding fulfillment.

7.2.	PU WITHDRAWAL
Without prejudice to Section 7.1 above, PU shall have the option (but not the obligation) to, at any time after the Execution Date, and on the terms and subject to the conditions provided in this Section 7.2, withdraw all (but not less than all) of its Registered Shares from this Agreement, and, following the procedures specified in this Section 7.2, thereby relinquish all its rights and be released from all its obligations hereunder (except for such rights and obligations contemplated in this Section 7.2) by delivering prior written notice to that effect to all other Shareholders and Usiminas (the “PU Withdrawal Notice”).
(a)    Upon receipt of the PU Withdrawal Notice, the other Shareholders shall have the option (but not the obligation) to acquire all (and no less than all) of the Registered Shares owned by PU at the time of the delivery of the PU Withdrawal Notice (the “Section 7.2 Shares”), at a price per share equal to the average, weighted by the volume of transactions, of the closing prices of the last forty (40) trading days of B3 immediately prior to (but excluding) the date on which the PU Withdrawal Notice is given. Any Shareholder wishing to exercise such option shall, within sixty (60) days after receipt of the PU Withdrawal Notice (the “Section 7.2 Period”), give notice to PU and the other Shareholders stating such Shareholder’s irrevocable intention to purchase, directly and/or through one or more of its Affiliates, either all or its pro rata portion of the Section 7.2 Shares (the “Section 7.2(a) Exercise Notice”), it being understood and agreed that if a Shareholder does not give such notice, that Shareholder shall be deemed to have chosen not to exercise its option under this Section 7.2(a). For the purpose of this Section 7.2(a), the applicable “pro rata portion” of each Shareholder shall be such proportion, expressed in percentage terms, as (x) the number of Registered Shares owned by such Shareholder bears to (y) the aggregate number of Registered Shares owned by all Shareholders, excluding, for the avoidance of doubt (I) the Section 7.2 Shares owned by PU and (II) the Registered Shares owned by any Shareholders not entitled to exercise rights under this Section 7.2 at such time pursuant to Section 2.2(c), Section 3.4(b) or Section 3.8.
Shareholders who provide a Section 7.2(a) Exercise Notice shall have the right (and the obligation) to acquire the Section 7.2 Shares; provided that they acquire all (and not less than all) of such Section 7.2 Shares. Unless otherwise agreed among all Shareholders who provide a Section 7.2(a) Exercise Notice, the allocation of such Section 7.2 Shares among such Shareholders shall be made on a pro rata basis in accordance with the same rules provided in paragraphs (i) and (ii) of Section 3.3(b). For the avoidance of doubt, the option contemplated in sub-paragraph (C) of paragraph (ii) of Section 3.3(b) shall apply also in the context of this Section 7.2(a)), which shall be applied mutatis mutandis as if:
(i)    references to “Shareholder(s) belonging to the same Group as the Transferring Shareholder” were references to “Shareholder(s) belonging to any Group other than the PU Group”;
(ii)    references to “Right of First Refusal Exercise Notice” were references to “Section 7.2(a) Exercise Notice”;
(iii)    references to “Section 3.3 Shares” were references to “Section 7.2 Shares”;

(iv)    references to “on the same terms as the Material Original Terms (subject to Section 3.3(f))” were references to “at a price per share equal to the average, weighted by the volume of transactions, of the closing prices of the last forty (40) trading days of B3 immediately prior to (but excluding) the date on which the PU Withdrawal Notice is given”; and
(v)    references to “the expiration of the Section 3.3(b) Purchase Period” were references to “the expiration of the term provided in the last paragraph of this Section 7.2(a)”.
Any and all purchases of Section 7.2 Shares pursuant to this Section 7.2(a) must be consummated within thirty (30) days after the expiration of the Section 7.2 Period; provided, however, that in the event that any Government Authorizations are required as a condition to the consummation of any Transfer of Section 7.2 Shares pursuant to this Section 7.2(a), the term to consummate such Transfer shall commence on the date on which the Government Authorizations required to consummate such Transfer are obtained (and the Shareholder involved in such Transfer shall give notice to all other Shareholders promptly upon such Government Authorizations are obtained); and provided, further, that (A) each Shareholder involved in such Transfer (x) promptly takes or causes to be taken all action, and does or causes to be done all things, necessary, proper or advisable on its part under applicable Law to obtain all requisite Government Authorizations as soon as reasonably practicable and (y) in good faith keeps the other Shareholders (and, to the extent necessary or required, Usiminas) apprised of the status of matters relating to the obtaining of such Government Authorizations (including giving notice to the other Shareholders and Usiminas promptly upon such Government Authorizations shall have been obtained); (B) the applicable purchase price payable for the relevant Section 7.2 Shares shall be subject to monetary adjustment from the date that is three (3) months from the date of the relevant Section 7.2(a) Exercise Notice until the date on which the Transfer of the relevant Section 7.2 Shares is consummated, by the Taxa SELIC (Sistema Especial de Liquidação e Custódia) published by the Comitê de Política Monetária (COPOM), or other rate that might replace it, accrued on a monthly basis; and (C) if such Government Authorizations are denied or the Shareholder involved in such Transfer chooses to desist from the Transfer, the provisions of Section 7.2(c) shall apply.
Any Section 7.2 Shares Transferred by PU pursuant to this Section 7.2(a) shall Transfer as Registered Shares.
(b)    If no Shareholder exercises the option contemplated by Section 7.2(a), if the Shareholder(s) who have exercised such option shall have failed to consummate the purchase of all the Section 7.2 Shares in accordance with Section 7.2(a), or if any requisite Governmental Authorizations are denied or not issued within seventy-five (75) days after delivery of the Section 7.2(a) Exercise Notice, then, effective as from (i) if no Shareholder shall have exercised the option contemplated by Section 7.2(a), the day immediately following the expiration of the Section 7.2 Period, (ii) if the Shareholder(s) who have exercised such option shall have failed to consummate the purchase of all the Section 7.2 Shares in accordance with Section 7.2(a), the day that is thirty-one (31) days after the expiration of the Section 7.2(a) Period, or (iii) if any Governmental Authorization has failed to be obtained, the day that is seventy-six (76) days after delivery of the Section 7.2(a) Exercise Notice (the “PU Withdrawal Effective Date”), PU shall be deemed to have relinquished all its rights and shall be released from its obligations under this Agreement (except for the obligations contemplated by Section 8, which shall survive for the period stated in the last paragraph thereof), and the Registered Shares owned by PU shall cease to be bound by this Agreement, except that, until the Termination Date, PU shall continue to be bound by the obligations provided by Section 3.3 of this Agreement, and the Section 7.2 Shares shall continue to be bound and subject to Section 3.3 and, accordingly, PU may not, prior to the Termination Date, Transfer any such Shares to any Person without first granting the Shareholders the right of first refusal provided by Section 3.3 of this Agreement; provided, however, that the obligations provided by Section 3.3 of this Agreement shall not apply with respect to any public sale or public offering of Section 7.2 Shares by PU made through B3 after the PU Withdrawal Effective Date. Any Transfer of Section 7.2 Shares by PU following delivery of the PU Withdrawal Notice made other than strictly in accordance with the provisions of Section 7.2(a) or Section 7.2(b) shall be null and void and shall not be recognized or registered by Usiminas. Any Section 7.2 Shares Transferred by PU at any time from and after the PU Withdrawal Effective Date shall Transfer as ordinary Shares and shall not have any of the rights or obligations associated with Registered Shares and no Transferee thereof shall gain any such rights or obligations as a result of the acquisition of such Section 7.2 Shares, without prejudice, however, to Section 2.2(d).
(c)    Whenever a Shareholder gives a Section 7.2(a) Exercise Notice or exercises its Section 3.3 rights provided under Section 7.2(b) and, thereafter, fails to consummate any such Transfer within the applicable purchase period, such Shareholder shall, pursuant to the terms of the relevant share purchase agreement, if any, indemnify PU for, and shall pay to PU the amount of, any loss, liability, claim, damage (but excluding incidental, consequential and indirect damages), expense (including costs of investigation and defense and reasonable attorney fees) or diminution of value suffered or incurred by PU as a result of such failure.
SECTION 8.     CONFIDENTIALITY
(a)    Each Party shall treat all non-public data and information (the “Confidential Information”) furnished to it by another Party or Usiminas (“Disclosing Party”) in connection with this Agreement as confidential, and shall take or cause to be taken such reasonable precautions as are necessary to prevent disclosure of any

Confidential Information to any other Person; provided, however, that the first-mentioned Party may disclose Confidential Information:
(i)    with the prior written authorization of the Disclosing Party;
(ii)    if disclosure is required under applicable Law; provided, however, that the Party that is so required to disclose any Confidential Information shall, to the extent not prohibited by such Law, give the Disclosing Party prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy;
(iii)    if the Confidential Information was part of the public domain at the time of its disclosure to such Party;
(iv)    if the Confidential Information becomes generally available to the public or otherwise part of the public domain after its disclosure to such Party, other than through any act or omission of such Party in breach of this Section 8;
(v)    if the Confidential Information was subsequently disclosed to such Party by a third party on a non-confidential basis; provided that such third party is not known by such Party to be bound to any confidentiality duty or obligation (whether to the Disclosing Party or any other Person) with respect to such Confidential Information;
(vi)    if such Party can demonstrate that the Confidential Information was already in such Party’s possession at the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party on a confidential basis; or
(vii)     to the extent necessary (A) to enforce such Party’s rights under this Agreement or (B) in connection with such Party’s defense of any action, suit or proceeding relating to this Agreement.
(b)    Each Party may disclose any Confidential Information to its Affiliates and to its and its Affiliate’s directors, officers, employees, auditors and legal, accounting, tax and other advisors, who reasonably need to have access to such information; provided that such Party shall take all reasonable measures to cause such Persons to abide by the confidentiality obligations provided by this Section 8 and shall be liable for any breach of such confidentiality obligations by any such Person. The Parties acknowledge and agree that Confidential Information may be used only for the purpose of this Agreement.
(c)    The confidentiality obligations in this Section 8 shall survive termination of this Agreement for a period of five (5) years from such termination.

SECTION 9.     DEPOSIT OF AGREEMENT AND REGISTRATION OF SHARES
One copy of this Agreement shall be deposited at the head office of Usiminas and all applicable provisions of this Agreement concerning the Registered Shares shall be registered in Usiminas’s share register and on any certificates evidencing the Registered Shares.
SECTION 10.     GOVERNING LAW AND JURISDICTION

10.1.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the Laws of the Federative Republic of Brazil, without giving effect to any choice or conflict of laws principles thereof which would result in the application of the Laws of any other jurisdiction.

10.2.	JURISDICTION
(a)    All claims or disputes seeking relief for, arising out of or relating to this Agreement (whether at law or in contract), including any claim or dispute regarding its existence, validity, termination, performance or relating to any breach (or alleged breach) of any provisions hereof or thereof, shall be finally resolved by arbitration under the Rules of Arbitration (the “Arbitration Rules”) of the International Chamber of Commerce (the “ICC”), which rules are deemed to be incorporated by reference into this clause, and the arbitration award rendered by an Arbitration Tribunal pursuant to the provisions below may be enforced in any competent court, as provided in Section 10.2(g). Usiminas hereby expressly accepts and agrees to be fully bound by this Section 10.2 for all legal purposes and to be included as a respondent party in connection with any dispute submitted to arbitration pursuant to this Section 10.2 if and as any claimant Party may deem Usiminas’ inclusion as a respondent party necessary, convenient or advisable (in such claimant Party’s sole and absolute discretion) to facilitate and/or expedite the enforcement of the arbitration award; provided, however, that no Party shall be entitled to claim or seek any damages or other compensation from Usiminas in any such arbitration proceeding.
(b)    The seat of the arbitration shall be the city of São Paulo, SP, Brazil, where the arbitration award shall be rendered. The Parties agree and consent that any meetings and hearings in connection with any arbitration proceeding may be held either in the city of São Paulo, SP, Brazil or in any other city or country, upon the best convenience of the Parties to the arbitration and the arbitrators. In case of any conflict between the Arbitration Rules and the procedures set forth in this Section 10.2, this Section 10.2 shall prevail.

(c)    The administration and correct conduct of the arbitration proceedings shall be incumbent upon the International Court of Arbitration of the ICC. The number of arbitrators shall be three (3), to be appointed in accordance with the following rules:
(i)    In any dispute involving only two Parties or only two Groups, the claimant Party or Group and the respondent party or Group shall each nominate one (1) arbitrator within thirty (30) days after the receipt of a communication to be sent by the Secretariat of the International Court of Arbitration of the ICC (“ICC Court Secretariat”) inviting each of the Parties or Groups involved in such dispute to make said nomination; and the arbitrators so nominated by such Parties or Groups shall nominate jointly a third arbitrator, who shall serve as the chair of the Arbitration Tribunal, within thirty (30) days from the receipt of a communication from the ICC Court Secretariat regarding the confirmation of the arbitrators nominated by such Parties or Groups. If any arbitrator has not been nominated (A) within the time limits specified herein and/or as specified by the ICC Court Secretariat and (B) in accordance with Section 10.2(e), as applicable, then such appointment shall be made by the International Court of Arbitration of the ICC.
(ii)    In the case of a dispute involving three or more Parties or all three Groups, then
(A)    if all Parties or all three Groups party to such dispute agree that the alignment of Parties or Groups as claimants, on one side, and respondents, on the other side, laid out in the request for arbitration is correct, or if no Party or Group party to such dispute (or Shareholder belonging to any such Group) objects to such alignment within fifteen (15) days after receipt of the request for arbitration, then each side shall nominate one (1) arbitrator within thirty (30) days from the receipt of a communication to be sent by the ICC Court Secretariat inviting the Parties or Groups party to the dispute to make said nomination. The two arbitrators so nominated by the Parties or Groups shall jointly nominate the third arbitrator, who shall serve as the chair of the Arbitration Tribunal, within thirty (30) days from the receipt of a communication from the ICC Court Secretariat regarding the confirmation of the two first-nominated arbitrators. If any arbitrator has not been nominated (x) within the time limits specified herein and/or as specified by the ICC Court Secretariat and (y) in accordance with Section 10.2(e), as applicable, then such appointment shall be made by the International Court of Arbitration of the ICC;
(B)    if any one of the Parties or Groups party to the dispute (or Shareholder belonging to any such Group) objects in writing to the alignment of parties (in two sides as per (A) above) in the request for arbitration within fifteen (15) days after receipt of such request, and if all the Parties or Groups party to the dispute still do not agree within fifteen (15) days thereafter on an alignment of the parties into two sides (provided that if they all agree, then each side shall nominate an arbitrator in accordance with (A) above), then the International Court of Arbitration of the ICC shall appoint all three arbitrators.
(iii)    Notwithstanding anything in the Arbitration Rules to the contrary, if Usiminas is included as a respondent party in any arbitration proceeding between or among any two or more Parties or Groups, Usiminas waives its right to nominate an arbitrator and shall not intervene in the nomination process of any arbitrator.
(iv)    If at any time a vacancy occurs in the Arbitration Tribunal, the vacancy shall be filled in the same manner and subject to the same requirements as provided for the original appointment of that position.
(v)    In case of any controversy regarding the method of appointment of the arbitrators, the International Court of Arbitration of the ICC shall take a final decision on the matter, which shall be respected and observed by all parties to the arbitration.
(d)    The arbitrators shall apply the Law governing this Agreement as set forth in Section 10.1 and they shall not assume the powers of an amiable compositeur or decide ex aequo et bono (equity and conscience).
(e)    The Parties agree and consent that the arbitrators to be appointed by each of them to the Arbitration Tribunal shall have a minimum of fifteen (15) years of expertise and relevant experience, at least, with respect to corporate and contractual matters. Taking into further consideration the expertise expected to be needed to arbitrate any applicable dispute, the Parties agree that they will necessarily appoint to the Arbitration Tribunal professional arbitrators who are admitted to practice law, and have relevant experience in sophisticated arbitration, in any of Paris, France; New York, New York; London, England; The Hague, Netherlands; or Geneva, Switzerland. The Parties also agree that the third arbitrator jointly selected by the Party-appointed arbitrators, which third arbitrator will serve as the chair of the Arbitration Tribunal, (i) shall also have a minimum of fifteen (15) years of expertise and experience, at least, with respect to corporate and contractual matters and (ii) shall be admitted to practice law in Brazil and have relevant experience in sophisticated arbitration under Brazilian law.
(f)    The Arbitration Tribunal shall resolve all claims and disputes related to the matters brought to arbitration, including those of an incidental, binding or interlocutory nature. The arbitration proceedings shall be conducted in English. The arbitration award shall be final and binding on the Parties and their successors. To the maximum extent that such right may be waived under applicable Law, the Parties hereby irrevocably waive any right to seek an appeal or to otherwise prevent, hinder or delay enforcement of any arbitration award rendered pursuant to the above provisions.
(g)    Each Party reserves the right to seek relief from state courts to (i) ensure the setting in motion of the arbitration proceedings; (ii) obtain preliminary injunctive orders to protect rights before the constitution of the Arbitration Tribunal, provided that no such act may be interpreted as a waiver by the Parties to the arbitration proceeding; (iii) seek any and all specific performance reliefs before the constitution of the Arbitration Tribunal or to file any necessary enforcement lawsuit, including, but not limited to, those provided for in article 815 et seq. of the Brazilian Code of Civil Procedure (Law No. 13,105/2015); and (iv) enforce any arbitration award anywhere in the world. In case any Party seeks any such judicial protection or injunctive requests in Brazil, the Courts in São Paulo, State of São Paulo, Brazil shall have exclusive jurisdiction.
(h)    The arbitration award shall decide on the costs of arbitration, including legal fees and any related costs. Any amounts under the arbitration award shall be expressed and payable in Dollars and such award shall set out an interest rate deemed adequate and reasonable according to Brazilian law (although taking into consideration Section 11.3(b) below and that the award is expressed and shall be payable in Dollars), and such interest shall apply between the date of the breach and the date on which the award is entirely complied with. Additionally, the arbitration award shall set forth that the Party against which the judgment is entered shall be responsible for payment of all fees, including legal fees, costs and expenses relating to the arbitration. The arbitration award shall be promptly complied with by the Party against which it was entered, free of any income tax, deduction or offset. The arbitration proceedings, as well as the documents and information brought to arbitration, shall be subject to secrecy and confidentiality, except that a Party may disclose any such arbitration proceedings, documents and information if and to the extent (x) such Party is required by applicable Law, regulation or the rules of any Governmental Body (including any recognized stock exchange); or (y) in the case such Party is compelled to do so in connection with legal proceedings or pursuant to a subpoena, order, requirement or an official request issued by a court of competent jurisdiction or by any Governmental Body (including any recognized stock exchange) towards such Party; and (to the extent reasonably practicable having regard to such Party’s obligation to make disclosure and the nature of the proposed disclosure) such Party provides advance written notice to the other party or parties to the relevant arbitration proceeding of the proposed disclosure and cooperates in good faith with respect to the timing, manner and content of the disclosure.
(i)    Unless otherwise agreed within the NSSMC Group and informed in writing to the other Parties and Usiminas, NSSMC shall lead any arbitration proceeding involving any Shareholder of the NSSMC Group on behalf thereof.

SECTION 11.     GENERAL PROVISIONS

11.1.	ASSIGNMENT; BINDING EFFECT; BENEFIT
Except as permitted by Section 3.2, Section 3.3(d) and Section 3.5, no Party may assign any of its rights or obligations under this Agreement, nor its contractual position (posição contratual), in whole or in part without the prior written consent of the other Parties. This Agreement shall apply to, be binding in all respects upon, and inure to the benefit of, the Parties and any successors and permitted assigns of the Parties.

11.2.	NOTICES; OTHER COMMUNICATIONS
(a)    Except as otherwise provided in this Agreement:
(i)    All notices, consents, waivers, and other communications under this Agreement must be in writing and in the English language and must be (A) delivered in person (by messenger or otherwise), to the addresses indicated in Appendix 1 hereto for the intended addressee thereof, (B) sent by registered mail or by an internationally recognized courier service, to the addresses indicated in Appendix 1 hereto for the intended addressee thereof, or (C) sent both by e-mail and by fax, to the e-mail address and fax number respectively indicated in Appendix 1 hereto for the intended addressee thereof;
(ii)    Any notice, consent, waiver or other communication under this Agreement sent in accordance with Section 11.2(a) shall be deemed to have been “delivered” (A) if delivered in person, on the date it is so delivered (as evidenced by a written confirmation of receipt, or if receipt is refused, by notarial confirmation of delivery or attempted delivery), (B) if sent by registered mail or by an internationally recognized courier service, on the day it is delivered (as evidenced by the mail or courier delivery confirmation), or (C) if sent both by e-mail and by fax, upon the earlier of the sender’s receipt of either (x) a delivery confirmation from the recipient’s e-mail server indicating that the email was delivered to the recipient’s mailbox or has reached the recipient’s e-mail server or (y) a fax transmission confirmation by the sender’s fax machine or fax transmission software (with no indication of failure of delivery) (for the avoidance of doubt, if a notice, consent, waiver or other communication is sent by both e-mail and fax, a single confirmation of either e-mail or fax delivery shall suffice for such notice, consent, waiver or other communication to be deemed to have been “delivered”); and
(iii)    Any notice, consent, waiver or other communication under this Agreement delivered after 5 p.m. of the recipient’s local time shall be deemed to have been received as of the following Business Day, and any notice delivered at or prior to 5 p.m. of the recipient’s local time shall be deemed to have been received as of the same Business Day.
(b)    A Party may change the address, fax number or e-mail address indicated for such Party in Appendix 1 hereto by giving notice of such change in the manner provided in Section 11.2(a) above (with due regard to Section 3.7(d)(ii)).

11.3.	PAYMENT CURRENCY; DEFAULT INTEREST
(a)    Any and all payments to be made by any of the Parties in the T/T Group or in the NSSMC Group pursuant to this Agreement shall be made in Dollars; provided that (i) any payment made from an overseas bank account to a bank account in Brazil shall be remitted in the corresponding amount in Dollars, (ii) the Party making such payment shall be discharged from its obligation to make such payment upon presentation of customary evidence that such Party made an irrevocable transfer of such funds in Dollars for further credit to such bank account in Brazil, and shall pay any fees and taxes charged for such transfer, and (iii) the Party beneficiary of such transfer shall be responsible for (A) informing the proper payment instructions to the Party making such payment, (B) closing the foreign exchange transaction (including negotiation of the exchange rate into Reais, and payment of any fees and taxes charged for such foreign exchange transaction), to be classified in accordance with the applicable foreign exchange rules, and (C) making the proper statements as to the exchange transaction; and provided, further, that any payments denominated in Dollars to be made between bank accounts in Brazil shall be in such amount in Reais corresponding to the relevant amount in Dollars as converted by the average of the buy and sell exchange rates for Reais/US Dollar as of two (2) Business Days immediately preceding payment, as disclosed by the Brazilian Central Bank at the website www.bcb.gov.br/?TXCAMBIO (Rates and reports (Cotações e boletins) – Closing rates of all currencies in a specific date (Cotações de fechamento de todas as moedas em uma data)), according to the Brazilian Central Bank’s Comunicado n. 25,940, dated June 2, 2014, or another replacing rate determined by the Brazilian Central Bank for two (2) Business Days immediately prior to the payment date.
(b)    Any amount due and payable by a Party to another Party pursuant to this Agreement and not paid on its due date shall bear interest at a rate of three percent (3%) per annum, which interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, applied on a compounding basis; provided that in the event that, in connection with any arbitration award, an Arbitration Tribunal shall have exceptionally determined a different interest rate and/or calculation basis in accordance with Section 10.2(h) above, the latter shall prevail and apply in lieu of the former.

11.4.	SPECIFIC PERFORMANCE
The Parties agree that irreparable damage may occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that, notwithstanding any specifically enumerated remedies otherwise set forth in this Agreement, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or set forth herein. The Parties further agree that article 118 of the Corporations Law shall apply to this Agreement in full and each Party shall be entitled to the specific performance provisions set out therein.

11.5.	SEVERABILITY
If any provision of this Agreement is held invalid or unenforceable by any Arbitration Tribunal pursuant to an arbitration proceeding under Section 10.2 or otherwise pursuant to Section 10.2(g), the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable. If this Agreement continues in full force and effect as provided above, the Parties shall replace the invalid provision with a valid provision which reflects as far as possible the spirit and purpose of the invalid provision.

11.6.	RIGHTS CUMULATIVE
The rights and remedies of the Parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

11.7.	REGISTRATION AND ACKNOWLEDGEMENT UNDER ART. 118 OF THE CORPORATIONS LAW
Usiminas signs this Agreement as evidence of acknowledgement and confirmation of its filing in Usiminas’ headquarters, and hereby declares to have knowledge of all its terms and of its obligation under article 118 of the Corporations Law to observe such terms. Usiminas hereby undertakes to take any and all action on its part required to be taken in accordance with this Agreement, and to refrain from taking any action in violation of this Agreement.

11.8.	AUTHORITY; CAPABILITY; FINANCIAL STATUS
Each of NSSMC and Ternium represents and warrants to one another that it (i) has entered into this Agreement and particularly undertaken to assume (on behalf of itself and its applicable Affiliates) the covenants and obligations under each of Section 3.7 and Section 6 above, as applicable to it, in good faith and having as signatories individuals holding the appropriate legal authority and powers to do so and bind it (and its applicable Affiliates) accordingly; (ii) is aware and has made its relevant Affiliates aware of the obligations ensuing from this Agreement that would apply to such Affiliates and (iii) is not subject to any exceptional economic or financial necessity or constraint, and fully assumes the charges and risks inherent to this Agreement (including each of Section 3.7 and Section 6 above), including notably the obligation to pay the purchase price for the Subject Shares to be acquired by it, if and as applicable pursuant to Section 3.7. More specifically, each of NSSMC and Ternium represents and warrants to one another that it is a financially sound entity and, on the date hereof, holds directly and indirectly substantial assets other than Shares.
In the event that, at any time after the date hereof and during the effectiveness of this Agreement with regard to such Party, any of NSSMC or Ternium undergoes any corporate reorganization, transaction or circumstance that would result in it ceasing to be in a financial position that would permit it to comply in full with its obligations under each of Section 3.7 and Section 6 above, such Party shall promptly cause its Affiliate(s) that end(s) up receiving all or substantially all of such Party’s assets (including such Party’s Shares) to join and expressly adhere in writing to this Agreement, jointly and severally with such Party and its other Affiliates, and to exercise any rights or obligations of such Party hereunder that such Party is unable or unwilling to fulfill.

11.9.	REPLACEMENT AND SUBSTITUTION OF SHA
This Agreement amends and restates the SHA and replaces and supersedes the Portuguese-language version thereof (entitled “Acordo de Acionistas Aditado e Consolidado”) dated January 16, 2012 in their entirety. The Parties shall prepare or cause to be prepared a mutually acceptable translation of this Agreement into Portuguese and shall submit such translation to, and have it certified by, a sworn translator of their mutual choice by no later than sixty (60) days after the Execution Date. NSSMC and Ternium hereby acknowledge that this Agreement constitutes the “New SHA” as defined in, and for all purposes under, the summary terms and conditions agreed to between NSSMC and Ternium as of February 8, 2018.

11.10.	NO WAIVER; AMENDMENT
Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by all of the Parties with respect to which such waiver, amendment or modification is to apply.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Previdência Usiminas	Confab Industrial S.A.

By: /s/ Rita Rebelo Horta de Assis Fonseca Name: Rita Rebelo Horta de Assis Fonseca Title: Diretora Presidente	By: /s/ Priscila Valente Pinho Savio Name: Priscila Valente Pinho Savio Title: Diretora Legal

By: /s/ Guilherme Hallack Lanziotti Name: Guilherme Hallack Lanziotti Title: Attorney-in-Fact	By: /s/ Edson Morimoto Name: Edson Morimoto Title: Sales Manager

Metal One Corporation	Mitsubishi Corporation do Brasil, S.A.

By: /s/ Eiji Homae Name: Eiji Homae Title: Attorney-in-Fact	By: /s/ Taro Yamaguchi Name: Taro Yamaguchi Title: Attorney-in-Fact

Nippon Steel & Sumitomo Metal Corporation	Nippon Usiminas Co., Ltd.

By: /s/ Hironobu Nose Name: Hironobu Nose Title: Attorney-in-Fact	By: /s/ Hironobu Nose Name: Hironobu Nose Title: Attorney-in-Fact

Prosid Investments S.A.	Ternium Argentina S.A.

By: /s/ Arturo Sporleder Name: Arturo Sporleder Title: Attorney-in-Fact	By: /s/ Arturo Sporleder Name: Arturo Sporleder Title: Attorney-in-Fact
By: /s/ Juan Ignacio Soma Name: Juan Ignacio Soma Title: Attorney-in-Fact	By: /s/ Juan Ignacio Soma Name: Juan Ignacio Soma Title: Attorney-in-Fact

Ternium Investments S.à r.l.

By: /s/ Arturo Sporleder Name: Arturo Sporleder Title: Attorney-in-Fact

By: /s/ Juan Ignacio Soma Name: Juan Ignacio Soma Title: Attorney-in-Fact

As intervening party:

Usinas Siderúrgicas de Minas Gerais S/A - USIMINAS

By: /s/ Sergio Leite de Andrade Name: Sergio Leite de Andrade Title: CEO

By: /s/ Ronald Seckelmann Name: Ronald Seckelmann Title: CFO

Witnesseth by:	Witnesseth by:

/s/ Aline Silva de Andrade Name: Aline Silva de Andrade ID: 42.905.494-4	/s/ Stephany Marques de Oliveira Rocha Name: Stephany Marques de Oliveira Rocha ID: RG: 37.188.016-6 SSP/SP CPF: 369.152.418-41

Appendix 1
1.    Previdência Usiminas
Attention:    Rita Rebelo Horta de Assis Fonseca
Address:    Rua Prof. José Vieira de Mendonça, 3011 - 1° andar – Engenho Nogueira
31310-260 Belo Horizonte – MG, Brazil
Fax:        +55-31-3443-5820
E-mail:        rita.fonseca@usiminas.com

With copy to (which shall not constitute notice):

Veiga, Hallack Lanziotti e Castro Véras Advogados
Attention:    Guilherme Hallack Lanziotti / Patricia Campos de Castro Véras
Address:    Rua Antonio de Albuquerque, 717, 4o andar
(30.112-010) Belo Horizonte – MG, Brazil
Fax:        +55-31-2535-8802
E-Mail:    guilherme@vhclaw.com.br/patricia@vhclaw.com.br
2.    Confab Industrial S.A.
Attention:    Priscila V. Pinho, Legal Department
Address:    Avenida Doutor Gastão Vidigal Neto, nº 475 – Cidade Nova
12414-900 Pindamonhangaba - São Paulo, Brazil
Fax:        +55-12-3644-9571
E-mail:        pvpinho@tenaris.com

With copy to (which shall not constitute notice):

Mitrani, Caballero & Ruiz Moreno - Abogados
Attention:    Cristian J. P. Mitrani / Diego E. Parise
Address:    Bouchard 680, piso 12
(C1106ABJ) Buenos Aires, Argentina
Fax:        +54-11-4590-8601
E-Mail:    cristian.mitrani@mcolex.com / diego.parise@mcolex.com
3.    Metal One Corporation
Attention:    Mr. Nobuaki Takashi, General Network & General Affairs Department
Address:    7-2, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-7032, Japan
Fax:        +81-3-6777-2940
E-mail:        nobuaki.takashi@mtlo.co.jp
4.    Mitsubishi Corporation do Brasil, S.A.
Attention:    Mr. Taro Yamaguchi, Diretor Gerente
Address:    Avenida Paulista, 1294, 23rd floor
01310-915, Sao Paulo -SP, Brazil
Fax:        +55-11-3265-1144
E-mail:        taro.yamaguchi@mitsubishicorp.com

With copy to (which shall not constitute notice):

Mitsubishi Corporation
Attention:    Mr. Satoru Oki, Senior Vice-President, COO for Steel Business Division,
        Metals Group
Address:    Mitsubishi Corporation Building, 10th floor
3-1, Marunouchi 2-chome, Chiyoda-ku
Tokyo, Japan 100-8086
Fax:        +81-3-3210-9055
E-Mail:    satoru.oki@mitsubishicorp.com / keisuke.aizawa@mitsubishicorp.com
5.    Nippon Steel & Sumitomo Metal Corporation
Attention:    General Manager, Head of Div., Global Business Development Div.
Address:    6-1, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8071, Japan
Fax:        +81-3-6867-3590
E-mail:        sato.d88.ichiro@jp.nssmc.com

With copy to (which shall not constitute notice):

Nippon Steel & Sumitomo Metal Empreendimentos Siderúrgicos LTDA.
Attention:    President
Address:    Avenida Paulista 2300, 18º andar conj. 181 e 183 CEP 01310-300,
São Paulo, SP, Brasil
Fax:        +55-11-3563-1901
E-mail:        nose.n7p.hironobu@br.nssmc.com
and
Pinheiro Neto Advogados
Attention:    João Marcelo Pacheco
Address:    Rua Hungria, 1100
01455-906 São Paulo, SP, Brazil
Fax:        +55 11 3247 8600
E-Mail:    jmpacheco@pn.com.br
6.    Nippon Usiminas Co., Ltd.
Attention:    President
Address:    6-1, Otemachi 1-chome, Chiyoda-ku
Tokyo 100-0004, Japan
Fax:        +81-3-3201-6506
E-mail:        yoshida-w@npnusiminas.jp
7.    Prosid Investments S.A.
Attention:    Maximiliano Pagani
Address:    Dr. Luis Bonavita nº 1266, WTC Torre IV, 2° piso
Montevideo 11300, Uruguay
Fax:        +598-2623-7261
E-mail:        mpagani@ternium.com

With copy to (which shall not constitute notice):

Ternium Argentina
Attention:    Fernando Duelo, General Counsel
Address:    Av. Leandro N. Alem 1067, piso 22
(C1001AAF) Buenos Aires Argentina
Fax:        +54-11-4018-8098
E-Mail:    fduelo@ternium.com
and
Mitrani, Caballero & Ruiz Moreno - Abogados
Attention:    Cristian J. P. Mitrani / Diego E. Parise
Address:    Bouchard 680, piso 12
(C1106ABJ) Buenos Aires, Argentina
Fax:        +54-11-4590-8601
E-Mail:    cristian.mitrani@mcolex.com / diego.parise@mcolex.com
8.    Ternium Argentina S.A.
Attention:    Fernando Duelo, General Counsel
Address:    Av. Leandro N. Alem 1067, piso 22
(C1001AAF) Buenos Aires Argentina
Fax:        +54-11-4018-8098
E-Mail:    fduelo@ternium.com

With copy to (which shall not constitute notice):

Mitrani, Caballero & Ruiz Moreno - Abogados
Attention:    Cristian J. P. Mitrani / Diego E. Parise
Address:    Bouchard 680, piso 12
(C1106ABJ) Buenos Aires, Argentina
Fax:        +54-11-4590-8601
E-Mail:    cristian.mitrani@mcolex.com / diego.parise@mcolex.com
9.    Ternium Investments S.à r.l.
Attention:    Pablo Brizzio, Gérant
Address:    29, avenue de la Porte-Neuve
L-2227 Luxembourg, Grand-Duchy of Luxembourg
Fax:        +54-11-4018-8086
E-mail:        pbrizzio@ternium.com

With copy to (which shall not constitute notice):

Ternium Argentina
Attention:    Fernando Duelo, General Counsel
Address:    Av. Leandro N. Alem 1067, piso 22
(C1001AAF) Buenos Aires Argentina
Fax:        +54-11-4018-8098
E-Mail:    fduelo@ternium.com
and
Mitrani, Caballero & Ruiz Moreno - Abogados
Attention:    Cristian J. P. Mitrani / Diego E. Parise
Address:    Bouchard 680, piso 12
(C1106ABJ) Buenos Aires, Argentina
Fax:        +54-11-4590-8601
E-Mail:    cristian.mitrani@mcolex.com / diego.parise@mcolex.com
10.    Usinas Siderúrgicas de Minas Gerais S/A - USIMINAS
Attention:    CEO and Diretor Vice-Presidente de Finanças e Relações com Investidores
Address:    Rua Prof. José Vieira de Mendonça, 3011
31310-260 Belo Horizonte, MG, Brazil
Fax:        +55-31-3499-8696
E-mail:        dri@usiminas.com